SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Amendment 5 to

FORM SB-2
Registration Statement
Under the Securities Act of 1933

Advanced ID Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   South Dakota                  3825                46-0439668
(State or other jurisdiction             (Primary Standard                 (I.R.S. Employer
   of incorporation or               Industrial Classification              Identification
     organization)                          Code Number)                        Number)

                                                 Todd Noble
  6143 - 4 Street SE, Suite 14           6143 - 4 Street SE, Suite 14
Calgary, Alberta, Canada T2H 2H9       Calgary, Alberta, Canada T2H 2H9
       (403) 264-6300                          (403) 264-6300
     (Address, and telephone number                        (Name, address and telephone number
     of principal executive offices)                               of agent for service)

Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Littleton, CO 80122
Phone 303-850-7637 Fax 303-220-9902

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE        FEE
                                    PER SHARE   OFFER PRICE      (3)
                                       (4)
Units              3,500,000  $0.40   $1,400,000   $164.78
Warrants           3,500,000  $0.10(4)   350,000     41.20
Common Stock(1)    7,000,000  $0.75    5,250,000    617.93
Common Stock(2)      487,500  $0.50      243,750     28.69
                   ---------          ----------   -------
Total                                 $7,243,750   $852.60

(1) Represents common stock from each unit purchased plus the common stock to be issued upon exercise of warrants
(2) Represents common stock being registered on behalf of Selling
     Security Holder.
(3)(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.


The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated April 27, 2005.    SUBJECT TO COMPLETION.

3,500,000 units at $0.40 per unit for a total of $1,400,000 in proceeds comprised of
3,500,000 Class "A" common shares and 3,500,000 warrants;
3,500,000 Class "A" common shares underlying the warrants.
487,500 common shares on behalf of a selling security holder.

Advanced ID Corporation

Advanced ID is registering 3,500,000 units for the aggregate offering price of $1,400,000 as well as the underlying common shares and warrants. Each unit consists of one common share and one warrant to purchase one common share with an exercise price of $0.75 for a period of three years. The common shares and warrants comprised in the units are immediately separately detachable.

We will not receive any cash or other proceeds in connection with the subsequent sale by the selling security holder.

The offering will commence on the effective date of this prospectus and will terminate on or before June 30, 2006.

Our common stock is currently listed on the NASD Over-The-Counter
Bulletin Board under the trading symbol "AIDO".

We will sell the units ourselves and do not plan to use underwriters or pay any commissions. We will be selling our units using our best efforts and no one has agreed to buy any of our units. There is no minimum amount of units we must sell so no money raised from the sale of such units will go into escrow, trust or another similar arrangement.

The 487,500 common shares included in this prospectus may be offered and sold directly by the selling security holder in the open market at prevailing prices. We will not control or determine the price at which a selling security holder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Consider carefully the risk factors beginning on page 7 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds of the Offering
                                          Per Unit           Total
Unit Offering Price                        $0.40           $1,400,000
Proceeds to Advanced ID, before expenses   $0.40           $1,400,000

TABLE OF CONTENTS

Prospectus Summary                                                          5
Risk Factors                                                                7
   -  We cannot offer any assurance as to our future financial results
   -  We do not have an active market for our securities
   -  We do not meet the requirements for our stock to be
        quoted on NASDAQ, AMEX, or any other senior exchange
   -  Advanced ID's cash balances in banks and brokerage firms may exceed the insurance limits
   -  We are dependent on Barry Bennett and key management personnel
   -  We are in an intensely competitive industry
   -  We are currently controlled by one principal shareholder
-  Changes in foreign policies could have an adverse effect on our operations
   -   Our success may depend on the ability of our distributors
-   Changes in the foreign exchange rate would negatively effect on profitability
   -   We may be subject to product obsolescence
   -   We will also depend on technology from third parties
   -   Our business may be negatively affected by the misappropriation of our intellectual property
   -   Our funding transaction concluded in January 2004 has resulted in the issuance of a total of 3,075,341 common shares and has increased dilution.
    -  The 3,075,341 common shares issued to HEM Mutual Assurance
         LLC were not issued in compliance with Rule 504 and are not freely tradable.
Forward Looking Statements                                                 12
Selling Security Holder                                                    12
Business Operations                                                        13
Use of Proceeds                                                            25
Dividend Policy                                                            27
Determination of Offering Price                                            27
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                      27
Management                                                                 33
Security Ownership of Certain Beneficial Owners
  and Management                                                           37
Certain Relationships and Related Transactions                             38
Description of Capital Stock                                               39
Shares Eligible for Future Sale                                            40
Plan of Distribution                                                       41
Disclosure of Commission Position on Indemnification                       42
  for Securities Act liabilities
Market for Common Stock and Related Stockholder Matters                    42
Experts                                                                    43
Legal Proceedings                                                          43
Legal Matters                                                              43
Where You Can Find More Information                                        43
Financial Statements                                                       44
Prospectus Cover Page                                                      60




Information Not Required in Prospectus                                     61
Exhibits                                                                   64
Undertakings                                                               65
Signatures                                                                 67

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 7 and the financial statements beginning on page 44.

Operations. Advanced ID markets microchip identification technologies referred to as radio frequency identification microchips and scanners. RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips. We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over 450,000 companion animals, currently track 300,000 animals in our PETtrac database, and reunite numerous lost animals with their families each month. Currently all of our operations are being conducted through our wholly owned subsidiary, AVID Canada Corporation. Our reasons for operating in this manner are to take advantage of tax pools approximating $1.2 million while there are no tax pools available under Advanced ID Corporation. AVID Canada Corporation is a reseller of radio frequency identification (RFID) microchips and scanners manufactured by American Veterinary Identification Devices (AVID) of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark and can only market AVID's products in Canada. There currently exists no written distribution agreement with AVID. Our current business relationship with AVID is such that we have a verbal understanding whereby they have agreed to supply AVID Canada with their full range of products for distribution within the Canadian market only. The products are marketed to the companion animal and biological sciences sectors in Canada only. Should we sell any of their products outside of Canada, and thereby compete directly with AVID or their agents, they would no longer supply products to us. By committing to this arrangement, AVID has agreed it will not compete directly with us by selling its products into Canada. AVID Canada is currently the only independent agent of AVID with this arrangement having been in effect since 1996. There are no other resellers of AVID's products in Canada. There is a further non-written understanding that AVID Canada will not purchase competing products from other suppliers to sell into the Canadian marketplace. AVID is one of the top two market leaders in the manufacturing and distribution of microchips and readers for the companion animal and biological sciences markets. Should AVID discontinue this relationship; our current position in the Canadian marketplace would be severely impacted as we would need to structure a relationship with another supplier which could take several months to conclude, if at all.

We also develop, manufacture and sell, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the livestock industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRAC.

With the exception of $36,690 in revenues earned during the year ended December 31, 2004, all other revenues have been earned from our companion animal/biological sciences division. For the year ended December 31, 2004, total revenues of $896,121 were comprised of $36,690 or 4% from livestock division sales while the balance of $859,431 or 96% in revenues were derived from our companion animal/ biological sciences division. For the year ended December 31, 2003, total revenues of $962,988 were derived entirely from our companion animal/biological sciences division.

Common stock
 Outstanding            42,215,341

Common shares comprised
 in the units to be
 issued                 3,500,000

Common shares to be
 issued upon exercise
 of warrants            3,500,000

Sales by Selling
 Security Holder        The selling security holder will sell at
                        prevailing market prices.

                        We are registering common shares on behalf of
                        a selling security holder in this prospectus. We will not receive any cash or other proceeds
                        in connection with the subsequent sale.   We
                        are not selling any common shares on behalf of the selling security holder and have no control or affect on this selling security holder.

Market for our
 common stock           Our common stock is listed on the NASD Over-
The-Counter Bulletin Board. We can provide no assurance that there will be an active market for our common stock.

RISK FACTORS

Advanced ID's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received substantial income from operations to date and future financial results are uncertain. We cannot assure you that Advanced ID can operate in a profitable manner. To date, we have an accumulated deficit of $(3,022,651) as of December 31, 2004. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of Advanced ID.

2. We do not have an active market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have an active public market for our common shares. The trading volume of our securities on the OTC Bulletin Board has averaged 142,441 shares per day over the last twelve months ended December 2004 ranging from an average low of 14,216 shares per day in the month of July 2004 to an average high of 287,678 shares per day during the month of January 2004. During January to March 2005, our trading volume has averaged 76,775 shares per day. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and even though our stock is quoted on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock would be restricted even after public listing if Advanced ID's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Advanced ID's common stock may become subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. Our cash balances held with certain banks may exceed the insurance limits. Our liquidity may be negatively affected if these institutions should fail.

At December 31, 2004, we maintained cash balances with the Canadian Imperial Bank of Commerce, Bank of Montreal and Bank One. Balances are insured up to $100,000 by the Federal Deposit Insurance Corporation.
At times, balances may exceed such insurance limits. Our liquidity may be negatively affected if these institutions should fail.

5. We are dependent on Barry Bennett and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Barry Bennett, CEO, president and director. The loss of Mr. Bennett's services, for any reason, could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for Mr. Bennett. The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

6. We are in an intensely competitive industry. There are numerous competitors offering various components of the type of products and services we offer. Also, there is no certainty that additional competitors will not enter markets that we intend to serve.

We believe that our ability to compete depends on many factors both within and beyond our control. At this time, there are a few other companies offering similar services as those offered by us. It should be expected that in the future we would be competing with additional companies, many of which may have greater financial resources than our company. There is no certainty that we will be able to compete successfully in this market.

7. Your vote may not affect the outcome of any shareholder vote since our principal stockholder currently retains approximately 38% of our outstanding stock.

Upon the completion of this offering and the exercise of all warrants, our principal stockholder, Heritage Ventures, Ltd. will retain approximately 34% of our outstanding stock. For instance, Heritage Ventures, Ltd. may be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions.

8. Changes in foreign policies could have an adverse effect on our operations. All marketing will be done in-house and through international distributors.

There is no certainty that our marketing strategies will be effectively implemented. A portion of our marketing will be done through international distributors. Changes in foreign policies by international governments could have a material negative effect on our marketing strategies.

To date we have entered into three distribution agreements. In May 2003, Advanced ID announced that we had signed an agreement with Loving Kindness International Technology Co., Ltd. (LKIT) for the distribution of its products in Taiwan. LKIT is one of the largest suppliers of veterinary products in Taiwan, servicing the needs of the companion animal and livestock markets. In November 2003, Advanced ID announced that we had reached an agreement with Natural Fields S.A. of Argentina for distribution in that country. Natural Fields S.A. is one of the largest exporters of cattle to Europe and the United States. In January 2004, Advanced ID announced that we had signed an agreement with Trace Australia Pty Ltd. as its exclusive distributor for Australia. Trace Australia is a wholly owned subsidiary of Polymer Direct Australia Pty Ltd. ($30 million annual revenues) and was established specifically to focus on the development and distribution of RFID applications. As of March 2005, all three distribution agreements remained in place.

9. Our success may depend on the ability of our distributors to implement viable marketing initiatives.

We intend to offer the majority of our products and services through a network of independent distributors. Our success is dependent upon the ability of these distributors to implement viable marketing initiatives. Many of these distributors may carry products from several different companies. There is a risk that these distributors will give priority to the products of other suppliers. The reduction or loss in sales by one or more of our key distributors, or the inability to attract new distributors, could have a material adverse effect on our business.

10. Changes in the foreign exchange rate could negatively affect our profitability.

We face foreign exchange rate exposure. We will offer payment for our products and services in U.S. dollars except for our Canadian customers who will pay us in Canadian dollars. With the majority of expenses expected to be in Canadian dollars, we will be exposed to fluctuations in foreign exchange rates from both a transactional and translational perspective. There is a risk that foreign exchange rate fluctuations between the Canadian dollar and the U.S. dollar will be disadvantageous to us.

11. We may be subject to product obsolescence that could result in reduced profitability.

The markets for our products are characterized by evolving industry standards, technological changes and changing customer needs. The introduction of products embodying new technologies and the emergence of new microchips or software could render our existing products obsolete and unmarketable. Consequently, our success will depend upon our ability to successfully develop and introduce new and enhanced products that evolves with technological and industry developments, industry standards and customer needs. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, difficulties in identifying and correcting design flaws and market acceptance. Any significant delay in releasing new products or enhancements could have an adverse effect on the success of new products or enhancements that could have a material adverse effect on our business. There is no certainty that we will be able to introduce new products on a timely basis, that such products will achieve any market acceptance or that any such market acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on our business.

12. We will also depend on technology from third parties and should there be any problems or delays, this could have a material adverse effect on our business.

We will contract with third parties to provide some of the technological components regarding our products. We cannot assure you we will be profitable if we cannot contract with these parties on terms favorable to us. We have outsourced the design and manufacturing of the antennae utilized as one of the key components in Advanced ID's RFID products to KSW Microtec AG of Germany. In addition, Advanced ID has outsourced manufacturing of the plastic encapsulation of its RFID tags to Guide-Trend Co., Ltd. of China. In April 2003, Advanced ID announced it had signed a strategic partnership agreement with both Guide-Trend and KSW to perform its respective functions as described above. Under each partnership agreement, there are no general contractual requirements as the terms are negotiated and specified for each purchase order based on volumes purchased.

13. Our business may be negatively affected by the misappropriation of our intellectual property.

We have entered into confidentiality and assignment agreements with our employees, suppliers and contractors, and non-disclosure agreements with outside parties with which we conduct business, in order to limit access to and disclosure of our proprietary information. There is no certainty that these contractual arrangements will protect our intellectual property from misappropriation or deter third party development of similar technologies. We will pursue registration of our trademarks and may license our proprietary rights to third parties. While we will attempt to ensure the quality of our brand names is maintained by distributors and licensees, there is no certainty that such distributors and licensees will not take action that might materially adverse effect our business, operations and financial condition.

14. Our funding transaction concluded in January 2004 has resulted in the issuance of a total of 3,075,341 common shares and has increased dilution.

As a result of the HEM Mutual Assurance LLC Debenture Agreement as acquired by Advanced ID in a merger agreement with AIDO Acquisition, Inc. and Universal Pet Care, Inc. on January 20, 2004, $995,500 in principal amount of the First Debenture became convertible into unrestricted shares of Advanced ID common stock at a conversion price that is the lower of $0.95 or the average of the three lowest closing per share bid prices for the Common Stock during the 40 trading days prior to conversion. $4,500 in principal amount of the Second Debenture also became convertible into unrestricted shares of Common Stock at a conversion price of $0.01 per share. The conversion price and number of shares of Common Stock issuable upon conversion of the First and Second Debentures is subject to adjustment for stock splits, stock dividends, combinations and other dilutive events. As a requirement of the Debenture Agreement, a total of 50 million shares were held in escrow. Effective June 29, 2004, the remaining balance owing on the $995,500 debenture was converted into Advanced ID common stock. As a result, the $995,500 debenture and the $4,500 debenture, plus accrued interest, have been fully converted thereby terminating this Debenture Agreement. A total of 3,075,341 common shares were issued to pay back both debentures. The remaining 46,924,659 shares held in escrow were returned to Advanced ID's transfer agent and canceled.

15. The 3,075,341 common shares issued to HEM Mutual Assurance LLC were not issued in compliance with Rule 504 and are not freely tradable. We may be subject to Section 5 violations.

The exemption from registration under Rule 504 of the Securities Act of 1933 was not available for the conversion of the debentures. The 3,075,341 common shares were not issued in compliance with Rule 504 and are not freely tradable. The common shares were issued without the restrictive legend required under Rule 144. As a result, we violated

Section 5 of the Securities Act which requires an effective registration statement unless the securities or transaction are exempt. Since a lot of time has passed since the conversion of the debentures and the common shares have been sold to third parties unknown to us, we cannot mitigate the potential violations by offering rescission or registering these common shares. We may be subject to a cease and desist hearing by the Commission and a cease and desist order from committing or causing such violation and any future violation of the same provision, rule or regulation. We are not subject to any contractual obligation or potential liability associated with the 3,075,341 shares issued to HEM Mutual Assurance LLC. Our contractual obligation to HEM Mutual Assurance LLC was completely satisfied upon their conversion of the remaining balance of debentures on June 29, 2004.


FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Advanced ID, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by Advanced ID, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

SELLING SECURITY HOLDER

Advanced ID shall register pursuant to this prospectus 487,500 common shares currently outstanding for the account of the following individual. The percentage owned prior to and after the offering reflects all of the then outstanding common shares but does not include the exercise of any warrants.

The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holder.

Name              Amount   Total Shares  % Owned      Number of     % Owned
                  Being       Owned      Prior to    Shares Owned    After
                Registered  Currently    offering   After offering  offering
Menno Kornelsen  487,500     487,500       1.2%        487,500        1.0%

Mr. Kornelsen does not have any material relationship with Advanced ID, its predecessors or affiliates within the past three years.


BUSINESS OPERATIONS

On October 17, 2002 AVID Canada Corporation combined with USA Sunrise Beverages, Inc. (USA), an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of AVID Canada and a recapitalization of USA. USA had then outstanding shares of 10,625,724 and agreed to return 3,624,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares to Heritage Ventures Ltd., AVID Canada's former parent company, in exchange for the 200 outstanding shares of AVID Canada and $505,724 in debt owed by AVID Canada to Heritage Ventures. Avid Canada was incorporated in Alberta, Canada, on November 26, 1993. USA changed its name to Advanced ID Corporation effective November 15, 2002. As a result of the reverse merger transaction, Advanced ID now wholly owned AVID Canada and the original security holders of USA now held 7,000,999 shares in Advanced ID. No consulting fees or finder's fees were paid in relation to the reverse merger transaction.

On January 20, 2004, Advanced ID, AIDO Acquisition, Inc., a Hawaii corporation and a wholly-owned subsidiary of Advanced ID, and Universal Pet Care, Inc., a Hawaii corporation entered into an agreement and plan of merger for the sole purpose of concluding a private placement for $1 million under Rule 504 of Regulation D. Universal Pet Care was a non-operating, private entity with no assets or liabilities, previously owned by Seymour Kazimirski, a director of Advanced ID. UPC continues to have no operations with none planned in the foreseeable future. The merger contemplated by the merger agreement was also completed on January 20, 2004.

As a result of the merger, UPC became a wholly-owned subsidiary of Advanced ID and all outstanding shares of UPC's capital stock held by its sole stockholder were converted into 100 shares of Advanced ID common stock. UPC is a private, development stage company formed to pursue opportunities related to identifying and tracking companion animals utilizing radio frequency identification microchips. As of January 20, 2004, UPC had immaterial assets and liabilities other than its obligations under and proceeds from the debentures described below.

Immediately prior to the Merger, UPC entered into a Convertible Debenture Purchase Agreement, dated as of January 20, 2004, with HEM Mutual Assurance LLC, an accredited investor located in Denver, Colorado, pursuant to which it sold and issued convertible debentures to HEM in an aggregate principal amount of $1,000,000 in a private placement pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. Two debentures in the aggregate principal amount of $1,000,000 were issued for gross proceeds of $1,000,000 in cash.

The reason it was necessary to complete a merger with UPC in order to complete the $1 million private placement is because under Rule 504 of Regulation D, a company must be a non-reporting, non-investment company in order to issue securities that are exempt from registration. Since UPC was a non-reporting, non-investment company, it qualified to issue convertible debentures, and the underlying common stock upon conversion, up to $1 million pursuant to Rule 504 of Regulation D. As a result, the debentures including any debentures converted into common shares at the election of HEM Mutual Assurance LLC, would be exempt from any trading restriction. Upon the merger being transacted with UPC as per the terms of the merger agreement, Advanced ID was now obligated to issue common shares of its own stock upon the conversion
of the debentures by HEM Mutual Assurance LLC.   Effective June 29,
2004, all $1,000,000 in convertible debentures plus accrued interest had been converted into a total of 3,075,341 shares of Advanced ID common stock. Consequently, the Convertible Debenture Purchase Agreement was terminated on June 29, 2004, the day on which the final outstanding amount in debentures was converted into Advanced ID common stock.

Subsidiaries.   Advanced ID has two subsidiaries, AVID Canada
Corporation and Universal Pet Care, both of which are wholly owned. Currently all of our operations are being conducted through AVID Canada Corporation. Our reasons for operating in this manner are to take advantage of tax pools approximating $1.2 million while there are no tax pools available under Advanced ID Corporation. AVID Canada Corporation is a reseller of radio frequency identification (RFID) microchips and scanners manufactured by American Veterinary Identification Devices (AVID) of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark.
There currently exists no written distribution agreement with AVID. Our current business relationship with AVID is such that we have a verbal understanding whereby they have agreed to supply AVID Canada with their full range of products for distribution within the Canadian market only. The products are marketed to the companion animal and biological sciences sectors in Canada only. Should we sell any of their products outside of Canada, and thereby compete directly with AVID or their agents, they would no longer supply products to us. By committing to this arrangement, AVID has agreed it will not compete directly with us by selling its products into Canada. AVID Canada is currently the only independent agent of AVID with this arrangement having been in effect since 1996. There are no other resellers of AVID's products in Canada. There is a further non-written understanding that AVID Canada will not purchase competing products from other suppliers to sell into the Canadian marketplace. AVID is one of the top two market leaders in the manufacturing and distribution of microchips and readers for the companion animal and biological sciences markets. Should AVID discontinue this relationship; our current position in the Canadian marketplace would be severely impacted as we would need to structure a relationship with another supplier which could take several months to conclude. Although our current relationship with AVID limits our ability to resell their products within Canada only, similar arrangements are in existence with our competitors who are also acting as resellers of other manufacturers' technologies.

Operations.   Advanced ID develops, manufactures and sells, either
directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the livestock industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRAC.

The intellectual property rights to the DataTRAC products are owned by Advanced ID Corporation. To date, we have secured only one contract for the sale of our DataTRACT products which included a sale of 100,000 DataTRACT tags to our Argentina distributor.

RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips. We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over 450,000 companion animals, currently track 300,000 animals in our PETtrac database, and reunite numerous lost animals with their families each month.

To date all of our revenues with the exception of $36,690 earned in the year ended December 31, 2004 are from the sale of microchips and readers to the companion animal and biological sciences markets in Canada. It is our intent to further expand our current market position in the companion animal and biological sciences sectors to include the livestock industry which is almost exclusively utilizing bar code tags. The barriers for adoption of current RFID technology include its high cost and its limited read range. Livestock identification is necessary to ensure that a food safety tracking system is in place to trace-back diseased animals to their origin.

As noted above, we are currently serving the Canadian market as a reseller of AVID's RFID products. We have no plans to expand the marketing of AVID's RFID technology for the companion animal and biological sciences sectors beyond Canada as this would violate our verbal agreement with AVID, who have indicated they would no longer remain our supplier if such an event were to occur. The only way we would consider selling AVID's products outside of Canada is if we first obtained written authorization, and it is not our intent to seek such approval at this time.

It is our belief that the Canadian companion animal and biological sciences market will continue to grow over the coming years given the recent trend by municipal animal control agencies to establish policies and/or by-laws for permanent tagging of pets using RFID identification. We are also seeing a continued trend in the use of RFID identification in the biological sciences community to track different species for scientific purposes.

However, since we own the intellectual property of the DataTRACT microchips, we plan to market the sale of our products throughout the world, either directly or through distributors. Our DataTRACT products are in no way competitive to the products supplied to us by AVID. Several months ago, AVID was informed of our efforts to market our DataTRACT products globally and they have expressed no concerns over our efforts to penetrate the livestock industry with our own products. We do not expect that any of our initiatives to market our DataTRACT products will negatively affect our current relationship, or at any time in the future. Our initial market focus for our DataTRAC products will be to target the bovine market that is numbered at over one billion cattle including 110 million in North America. The average life of cattle is 18 to 20 months prior to slaughter. In the United States and Canada, the packing plants slaughter approximately 150,000 head of cattle each day or approximately 35 million per year. Our next market will be the 750 million hogs worldwide which have an average life of six to eight months prior to slaughter. Annual hog slaughter in Canada and the United States totals 117 million. Currently, the Taiwanese hog population is 7.2 million head with annual slaughtering totaling approximately 11 million. Our third target market is the sheep industry. With inventories of 165 million head in Australia and New Zealand and total reliance on export markets, there is concern over the economic ramifications of a disease outbreak should the sheep industry be unable to ensure food safety. North America, Asia and Europe are the main importers of their meat products and are demanding food safety for their consumers. It is important to note that livestock identification tags carry a unique numeric sequence that is used only once.

One of our objectives is to establish a joint venture partnership to implement a research and development company to develop solutions for broad based RFID applications. In this endeavor, we have held meetings and discussions with Kathrein-Werke KG of Germany, a leading high-tech company in communication technology. To date, no formal arrangement has been concluded and additional discussions are expected to continue.

Products and Services Overview

Companion Animal/Biological Sciences Products and Services

Since 1996, AVID Canada Corporation has been acting as a reseller of radio frequency identification (RFID) microchips and readers purchased from American Veterinary Identification Devices ("AVID") for the purpose of permanent identification in the companion animal and biological sciences markets. AVID Canada is a reseller only and does not manufacture or develop any of its products.

AVID Canada's business operations consist of sales and marketing initiatives to develop relationships with animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries who are the company's key customers. Currently, AVID Canada has two full time sales people, one based in head office to cover western Canada and the other based in Ontario to cover eastern Canada. In addition to these two sales staff, AVID Canada has three customer support representatives whose roles are to act as inside sales support and to service pet recoveries to reunite lost pets with their owners. The majority of sales have resulted from direct contact, references and through some of our past marketing initiatives such as advertising in trade magazines and sponsorships.

Our current product offering includes an established line of RFID products, readers, and software.

RFID Tags: Our RFID Tags purchased from American Veterinary Identification Devices consist of an integrated circuit, which is a microchip utilizing a low frequency of 125 KHz and 134.2 KHz. The microchip is sealed in glass compatible with the animal's body containing a programmed identification number, which fits inside a hypodermic needle and can be injected under the skin of an animal. Since these RFID Tags are passive, meaning they do not require a battery, a reader temporarily energizes the microchip allowing it to transmit its data to the reader with error-free reliability. Under normal conditions, the RFID Tags can last in excess of 25 years and generally well beyond the life of any companion animal. The read range for low frequency tags is approximately three to seven inches.

RFID Readers: We offer a variety of handheld readers that read both our microchips and our competitors' microchips. Our reader formats include International Standards Organization (ISO), Federation of European Companion Animal Veterinarian Association (FECAVA) and AVID's encrypted standard.

Software: We offer a proprietary Microsoftr.Net based database called PETtrac which is our advanced software program that stores and tracks identification numbers from implanted animals by recording their microchip ID as well as unique information including data such as:

   (1) Pet name, breed, and description;
   (2) Animal's brand and tattoo numbers;
   (3) Present/past owners, and current details;
   (4) Medical history of the animal, medication, allergies, etc.; and
   (5) Other pertinent information specific to each sector/industry.

PETtrac is currently available worldwide and can be easily translated to additional languages to serve international markets.

Services: We provide an electronic and manual data entry service to the PETtrac global tracking system for all animals identified with our microchips in Canada. Animal recoveries can be performed by accessing our database through a web browser, as well as through a 24/7 operator assisted service by calling a toll free line.

Livestock Animal Products and Services

Our business operations under our livestock division consists of developing, manufacturing and selling radio frequency identification
(RFID) tags and readers for permanent identification and trace back of cattle, sheep, pigs and other large animals.

We currently have two engineers located in Thailand that we have contracted to manage the development and manufacturing of our RFID tags. Under the terms of the consulting agreement for Gottfried Auer, he is paid a retainer of $5,000 per month for an initial term that expired December 31, 2003, and which is currently month to month. Mr. Auer is entitled to receive a bonus of up to $50,000 upon satisfaction of certain conditions. Mr. Auer has committed to performing his services for a minimum of 24 hours per week. This agreement may be terminated by either party upon prior written notice of 30 working days. Our other engineer, Saran Yimsricharoenkit, reports to Mr. Auer and receives $500 per month which is paid upon the submission of an expense report by Mr. Auer. There exists no written contract with Mr. Yimsricharoenkit. In addition, Hubert Meier, one of our Board of Directors and an engineer, has been overseeing the management of all product development. Mr. Meier spends approximately 15 to 20 hours per month overseeing the development of our products. He currently receives $175 per hour for his work performed on our behalf. The primary focus of this group is to manage all design, development, manufacturing and testing of our RFID tags.

All of our manufacturing is currently outsourced to two groups, KSW Microtec AG for our antennas, and Guide-Trend Technology Company Ltd. for our plastic encapsulation process. KSW Microtec AG, based in Dresden, Germany, is a leading provider of low-cost, advanced electronic packaging technologies for RFID and Smart Card solutions with an inlay assembly capacity to a total capacity of 107 Million inlays per year. Guide-Trend Technology Company, based in Shekou, China, is a manufacturer of plastics for computers and electronics products. The company's injection blow molding facility is one of the largest in Asia and has a complete tooling capability including 37 injection molding machines with over 4,800 tons of capacity. Guide-

Trend has over 500 employees that work in an 11,000 square meter facility that is ISO and UL certified. The company's customers include Siemens, Philips, Minolta, Marantz, Denon, Daewoo, Bang & Olufsen and Bose.

We have only recently begun commercializing our product offering which currently includes three different sized RFID tags, readers, and software specifically tailored to meet the nuances of each type of livestock and region. In October 2004, we hired Bill Hoffman, a former business development manager for the RFID division of Intermec Technologies Corporation, as our Vice President, Business Development and Marketing. Mr. Hoffman's primary responsibility is to establish markets for the sale of our RFID tags, readers and software to the livestock industry.

RFID Tags: Our RFID Tags will be comprised of an integrated circuit or microchip utilizing an ultra high frequency of 915 MHz. An antenna is attached to the microchip to provide a longer read range, all of which is encapsulated in plastic. Our RFID Tags are passive thereby not requiring a battery, and can transmit their data to the reader with a read range of up to approximately ten feet.

Effective April 2003, we secured a partnership agreement with KSW Microtec AG of Germany to manufacture, assemble and optimize the antenna design for our RFID tags. The principal terms of the agreement are to have KSW Microtec manufacture specific RFID products for Advanced ID. Such products are to be identified as the intellectual property of Advanced ID and KSW Microtec has agreed it will not manufacture such products for any other customer without the prior written consent of Advanced ID. The agreement has a term of three years. Once completed, the products are sent to China for encapsulation in plastic. Effective April 2003, we signed a strategic partnership agreement with Guide-Trend Technology Company Ltd. of China for the plastic encapsulation of our RFID tags. The principal terms of the agreement are to have Guide-Trend develop and manufacture specific encapsulation products for Advanced ID. Such products are to be identified as the intellectual property of Advanced ID and Guide-Trend has agreed it will not manufacture such products for any other customer without the prior written consent of Advanced ID.

Revenue from the sale of our RFID livestock identification technology will be recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon shipment of the finished product or performance of any services.

Once completed, the final product is shipped directly to our customers. The integrated circuits or microchips are purchased on our behalf by KSW Microtec from EM Microelectronic of Switzerland or Philips Semiconductors of the Netherlands, two of the world's largest RFID integrated circuit manufacturers. There exists no purchase contract with any of our suppliers as each purchase order is negotiated separately at this time.

Currently, we are the only company we are aware of that is offering ultra high frequency tags to the livestock industry. All of our competitors offer low frequency tags that are generally more costly to produce, offer a shorter read range, and have limited reading capability within automated livestock processing plant environments. Although we are only company offering ultra high frequency tags at this time, there exists no barriers to entry for any other company to develop a similar product utilizing ultra high frequency technology as we do not hold any patents to prevent competition.

RFID Readers: We offer stationary and handheld readers that will scan and read our microchips. Effective November 2003, we secured a partnership agreement with Applied Wireless Identifications Group, Inc. ("AWID") of New York to supply us with ultra high frequency readers that we will resell to our customers. The principal terms of this agreement are such that should AWID manufacture specific products for Advanced ID which are designed and paid for on its behalf, such products will be identified as intellectual property of Advanced ID. Advanced ID will not retain any distribution rights for any of AWID's product offering. The agreement has a three year term.

Compensation paid to our suppliers, including strategic partners, is based solely on negotiated prices subject to quantities purchased in each transaction. We do not share profits with our suppliers at this time and we do not anticipate this occurring in the foreseeable future.

Services: Our objective is to become the complete system provider for livestock identification and trace-back. As part of providing a complete system for our customers, we will provide in-depth analysis prior to implementation of a recommended solution.

Business Model

We are planning to enhance our current revenue streams by:

- Offering higher integrity and more cost effective identification solutions over current practices in the global livestock markets with our DataTRACT RFID tags and readers, and our web-based tracking and recovery software system.

- Expanding into other veterinary clinics and animal shelter markets across Canada.

- Expanding RFID technology into the insurance industry for the identification and tracking of high-value assets.

- Expanding RFID technology into other non-animal, commercial and industrial applications such as energy, forestry and manufacturing industries.

Although we have been successful in growing our revenues from our companion animal division, it is our intent to focus a significant percentage of our resources to developing markets for our RFID livestock technology. Our reasons for focusing more on the livestock industry is that an increasing number of countries which includes the United States, Australia, New Zealand, Brazil, Argentina, Taiwan and Thailand have indicated their intent to make livestock identification mandatory. It is our belief that current livestock identification technology which has existed only in low frequency technology, and which has been available in the market for several years, has not met the needs of users with regard to cost, reading distance and data transfer speed. Another reason includes the fact that we own the intellectual property of our RFID livestock tags and we can subsequently market these products without restriction unlike our companion animal division where we are a reseller in Canada only.

Intellectual Property

Our intellectual property is comprised of our radio frequency identification (RFID) tags utilized for the identification and trace back of livestock. We currently do not own any patents and have not licensed any intellectual property used in our products.

Market

Advanced ID is fulfilling the needs of the companion animal and biological sciences markets in the RFID industry as outlined below:

- Increasingly, municipal animal control agencies are setting policy and by-laws for permanent tagging of pets.

- Pending guidelines will require livestock and meat product operators to use advanced tagging and tracking systems.

- Industries are demanding increased efficiencies in logistics, distribution, asset management, and tracking.

Our PETtrac system, a recovery database that stores and tracks identification numbers from implanted animals by recording their microchip ID as well as pet owner data, has been approved for use across Canada by the Canadian Veterinarian Medical Association thereby giving us access to over 3,000 professional veterinarians as well as all SPCAs (Societies for Prevention and Cruelty to Animals) and humane societies, thus tapping a market of over eight million animals. The PETtrac brand name is owned by our supplier, American Veterinary Identification Devices ("AVID"). The PETtrac system provides the requisite information to reunite lost pets with their owners.

In the livestock industry, the Bovine Spongiform Encephalopathy (i.e. BSE or Mad Cow Disease) disease that plagued Europe in 1998 was thought to have infected North American herds. This resulted in legislative efforts for animal identification and tracking systems with RFID being the preferred technology. Governments are implementing legislation requiring a quick and secure animal trace back system, aimed at improving food safety for consumers from animal diseases. Our products have been designed to exceed existing regulations. See www.canadaid.ca/ccia-regulations.

Advances in microchip design, miniaturization, global positioning tracking, read range, read/write capabilities and data storage have greatly expanded the applications for RFID tags. RFID systems are being piloted and used in a wide range of retail, commercial and industrial applications but they are not widely used in the livestock industry. Our initial focus in expanding our revenue streams is to be the system integrator or solutions provider for the livestock industry that is estimated to be in excess of two billion head of cattle, hogs and sheep.

Marketing and Sales Strategy

Sales and Distribution Channels

With a channel already established in the Canadian companion animal and biological sciences markets with our direct sales team, comprised of two sales people and three customer support personnel, we intend to leverage this position by securing additional relationships with other veterinarian professionals in targeted regions across Canada. Currently, we have relationships with the following distribution agencies, Associate Vet Purchasing, Western Drug Distribution Center, Vet Purchasing, Sage London, Canadian Kennel Club and Centre de Distribution de Medicaments Veterinaires (CDMV). There is no contractual agreement or volume commitment in place with any of these parties. During fiscal 2004, we had one customer, Canadian Kennel Club, account for more than 10% of our revenues. During fiscal 2003, we had four customers, Huntsman Marine, University of Prince Edward Island, Canadian Kennel Club and Vet Purchasing, that each accounted for more than 10% of our revenues. Any negotiations with additional veterinarian professionals are ongoing in the form of sales calls.

In the United States and Canada, we expect that the majority of our sales for our livestock products will be through direct channels and distribution co-operatives. In addition, we plan to use independent resellers or distributors in targeted regions and countries. We have established distributors in Taiwan, Argentina and Australia. We are currently evaluating additional distributors for New Zealand, Thailand, Brazil and China. These independent resellers and distributors will purchase our products and resell them at a higher price. Our initial focus in the livestock industry will be to target those countries that have enacted mandatory animal identification legislation or have indicated their intent to enact such legislation.

Pricing Strategy

We plan to be a price-performance leader with all of our products and services. This is intended to assist our efforts to gain market acceptance and secure market share in the livestock industry, and further allow us to continue to increase our market share in the companion animal market. It is our goal to keep our expenditures small to ensure we maintain low product price points to discourage other competitors from entering the market yet allowing us to earn a healthy margin. We anticipate that any cost savings we achieve through process improvements will lead to reductions in our price points to discourage other competitors from entering the market.

Recent Developments

In Thailand, the Government has expressed their desire to implement an identification and trace back system as a result of the recent Avian influenza outbreak. We demonstrated our RFID technology in meetings held with government officials in May and October 2004. With the completion of Thailand's election on February 6, 2005 and the appointment of the new Minister of Agriculture and Cooperatives in March 2005, our negotiations to pursue a contractual arrangement has re-commenced.

In Argentina, we secured our first order for 100,000 RFID tags in April 2004. Due to high import taxes in Argentina, we have arranged through our Argentine distribution partner to finish production of our RFID tags in order to eliminate such taxes. Since April 2004, we have not secured any additional orders from our distributor.

In Taiwan, we met with elected government officials on April 17th, including representatives from the Departments of Agriculture and Health, and demonstrated our RFID technology. In August 2004, we began implementation of a final large-scale trial, through our Taiwanese distribution partner, LKIT Co., Ltd., to aid in developing the requisite parameters for the establishment of such a system. With damages to our tags resulting from pigs biting them, we have elected to re-design our tags to withstand such biting pressure. Once this is completed, we will re-commence our field trials in Taiwan.

In Australia, we met with leaders from the sheep industry to establish field demonstrations of our RFID technology. Our RFID technology is currently being evaluated within several vertical markets that include producers (farm and feedlots), sale yards and meat processing plants. In December 2004, we shipped our newly designed sheep tag for a field trial at one of the largest sheep processing plants. The Australian sheep industry has targeted April 2005 to adopt an identification and trace back system.

In the United States, we have had discussions with the U.S. Department of Agriculture ("USDA") and numerous livestock organizations to initiate product demonstrations and field trials. It is our goal to work closely with industry users as the USDA has indicated their intent to allow industry users to make their own choices for livestock identification technology. We hired Bill Hoffman to lead our efforts in establishing our technology as a viable solution in the United States. In March 2005, we announced that Kansas State University began an evaluation of our technology to provide empirical data on its features and benefits, and to provide a comparison with competitive technology.

In Canada, we are currently in discussions with Alberta Agriculture to structure a formal evaluation of our technology. We have also had discussions with leaders from the hog and sheep industries who have expressed their intent to evaluate our RFID technology as well. No firm dates have been set for any of these initiatives. In November 2005, the Canadian Livestock Identification Agency (CLIA) was formed to establish a national identification and trace back system. We have held preliminary discussions with the CLIA. To date, we have not concluded any formal arrangements and our discussions are ensuing.

In Malaysia, Singapore and the Philippines, we met with Department of Agriculture government officials representing Malaysia and Singapore, and with the Chief Veterinarian for the San Miguel Corporation, the largest Food and Beverage Company in the Philippines, in May 2004 to demonstrate our RFID livestock identification technology and to discuss the parameters for a formal evaluation. No firm dates have been finalized at this time as we are evaluating the use of a local distributor to oversee this project. No formal arrangement has been secured to date.

Advanced ID is seeking to establish evaluation programs of its RFID technology for the Brazilian cattle industry that is estimated at 180 million head. We are currently in discussions with an organization to be our exclusive distributor for Brazil. In December 2004, we met again with officials to demonstrate the capabilities of our hardware and software technology. In January 2005, we met with government and industry officials. No formal arrangements have been secured to date.

Competition

Our largest competitor in the companion animal and biological sciences market in Canada is Pethealth Inc. who is estimated to have approximately 40% market share compared with our estimated 55% market share. During 2004, Anitech Enterprises Inc. ceased to exist as a viable entity and no longer remains a competitor. Less than two years ago, Anitech held the largest market share in Canada. The remaining 5% market share is spread among two companies which include Microchips 4 Solutions and IDAP. While in business, Anitech was a reseller of Digital Angel Corporation's microchips and readers and as further referenced under Applied Digital Solutions below.

Pethealth Inc. - Pethealth states on its website that it is their vision to become the leading provider of insurance and integrated health related information services to the North American companion animal market. Currently Pethealth claims it is Canada's largest provider of accident and illness insurance for dogs and cats to pet owners and the second largest in North America. Pethealth entered the companion animal industry in February 2003 as a reseller of Allflex USA's companion animal products and which is further discussed below. Allflex's technology offers no competitive advantages over our technology. For the year ended December 31, 2004, Pethealth showed revenues of CAD $802,443 from their microchip technology which represented 7% of their total revenues of CAD $11,286,944. Pethealth recorded a net loss of CAD $422,540 for fiscal 2004. Pethealth's accumulated losses as at December 31, 2004 totaled CAD $18,950,691. See www.pethealthinc.com.

The current method of livestock identification predominantly utilizes standard bar code visual tags. The barriers for adoption of current RFID technology include its high cost and its limited read range. Currently, we have no market share in this segment. Our top three competitors in the livestock market are as follows:

Allflex USA Inc. - Allflex claims to be the world's leading supplier of livestock identification and management systems. Its products include visual identification ear tags and applicators, electronic identification systems and a variety of precision instruments. Allflex works closely with official and commercial organizations around the world to develop reliable and efficient systems for collecting and transferring information on animal identification, movement and performance. Allflex has manufacturing and technology subsidiaries in USA, Canada, Europe, Australia, New Zealand, Brazil and China. Allflex products are distributed in 80 countries worldwide. For the years ended December 31, 2003 and 2002, Allflex attained revenues of $84.1 million and $82.9 million, and audited operating profits of $21.7 million and $18.7 million, respectively. No financial data was found for fiscal 2004. See www.allflexusa.com and www.electratrust.com.

Digital Angel Corporation - Digital Angel, through its subsidiary Destron Fearing, has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. As the animal identification industry expanded, the Company culminated a merger of Fearing Manufacturing and Destron/IDI in November 1993. Their products range from visual ear tags attached to livestock, to electronic microchips implanted under the skin of pets, fish, laboratory animals and livestock. On April 25, 2000, Destron Fearing was acquired by Applied Digital Solutions, Inc. (ADSX - NASDAQ) for $84.6 million through a merger of its wholly owned subsidiary, Digital Angel Corporation. For the years ended December 2004 and 2003, Digital Angel had revenues of $46.3 million and $34.4 million, and a net loss of $5.0 million and $9.5 million, respectively. Digital Angel's accumulated losses as at December 31, 2004 totaled $128.5 million. See www.digitalangelcorp.com.

Trovan, Ltd. - Trovan is a privately held United Kingdom company established in 1988. Trovan is focused on developing and marketing RFID technology, telemetric systems and biomedical delivery technology. Trovan has established a network of distributors located in North America, South America, Europe, Asia, Australia, Africa and the Middle East. Users of their technology include Volkswagen, Daimler Benz, Coca-Cola, Siemens, Nestle SA, Nissan, Merck, Samsung and Hoechst/Aventis in the private sector, as well as 60 government agencies in 13 countries around the world. No financial data was available for Trovan. See www.trovan.com.

Competitive Advantages

Based on in-house research, the existing RFID technology available for livestock is centered on low frequency (30 to 300 KHz) tags and high frequency tags (3 to 30 MHz) which offers a read range up to three feet at a retail price point of $2.00 to $10.00 per tag. Low and high frequency livestock identification tags have been available in the market for over five years yet there has been only a small level of adoption of this technology. This is largely because the read range is nominally greater than bar code tags that are currently priced at $1.00 to $1.50 per tag and because the technology has not fully met the requirements of most users.

Currently, we do not own any patents nor do we license any intellectual property used in our products. We are currently considering applying for patents on three of our products and have only recently begun discussions with patent attorneys and our engineers.

Our RFID technology offer a higher frequency of 915 MHz that provides a read range up to ten feet at a price point of $1.50 to $2.00 per tag. Our RFID tags also include a bar code to ensure a seamless transition for current bar code customers to adopt RFID technology. In addition, we will be developing RFID tags to offer read/write functionality allowing users to store additional data on each tag such as the animal's birth date, vaccinations, etc.

Our management team and board of directors have extensive experience in the RFID and Livestock industries. Strong relationships have been cultivated over numerous years with key participants in the livestock industry including relationships with key principals of national cattle associations, feedlots, packing plants, distribution groups and co-operatives, and primary producers. These relationships have been attained through personal contact, meetings, conferences and presentations, both within our current business operations and through prior business experience.

It is our belief that the adoption of any livestock identification method will require some form of mandatory requirement either through government legislation or import regulations by those countries that import meat and livestock. Currently, Canada has enacted legislation for mandatory identification of cattle and the European Union has enacted legislation for mandatory identification of all livestock.

Other countries such as the United States, Australia, New Zealand, Argentina, Brazil, Taiwan and Thailand are considering similar requirements.

Our research and development activities over the last two years have included researching, designing and developing RFID tags for livestock identification. This entailed sourcing integrated circuit and reader manufacturers, whose products could perform under harsh environments, designing and optimizing an antenna to maximize read range, and developing an appropriate encapsulation process to protect these components from extreme weather conditions. Numerous tests were concluded in both a laboratory environment and under field conditions including farms, ranches, feedlots, and processing plants. These various tests have been conducted in Germany, China, Canada, Taiwan, Argentina, Australia, Thailand and Brazil.

For fiscal 2004 and 2003, we spent $463,701 and $86,616 respectively on research and development. Currently we have three consultants whose responsibility is to manage our research and development efforts on behalf of the company. Hubert Meier, a director who manages the R&D division, is a professional engineer whose qualifications can be viewed in detail under the section titled, "Business Experience of Officers and Directors". Our other two consultants include Gottfried Auer and Saran Yimsricharoenkit, both of whom are professional engineers with AFG Asia Engineering Co., Ltd. Mr. Auer earned his engineering degree in 1972 from Hoehere Technische Bundeslehranstalt in St. Poelten, Austria specializing in communication electronics. Mr. Yimsricharoenkit earned his Bachelors degree in Computer Engineering from Chiang Mai University in Chiang Mia, Thailand in 2004.

Trademarks

We will be filing trademark registrations for our brand name DataTRAC and for Advanced ID Corporation. In addition, we have secured the following Internet names: avidcanada.com, advancedidcorp.com and advancedid.ca. We have also identified additional trademarks and URLs that we plan to register in the immediate future.

Employees

We presently have eight full-time employees and one part-time employee. We have entered into consulting agreements with six other parties to perform such duties as technical development and support, marketing and sales.

Reports to Security Holders

Effective October 17, 2002 we became a fully reporting company under the requirements of the Exchange Act, and to date we have filed the necessary quarterly and other reports with the Securities and Exchange Commission. Although we are not required to deliver our annual or quarterly reports to security holders, we would be pleased to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N. W., Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties

We currently have an agreement to sub-lease office premises until August 31, 2007. We have committed to leasing approximately 2,304 rentable square feet and are obligated to pay basic rent and operating costs for a total cost of $1,500 per month. The real property utilized by Advanced ID is in good condition, adequate for present operations and adequately covered by insurance. We also maintain insurance coverage for commercial general liability including blanket contractual liability, tenant's legal liability, non-owned automobile, and cross liability coverage.


USE OF PROCEEDS

Any proceeds received from the sale of our units or from the exercise of warrants will be deposited directly into the operating account of Advanced ID, and will be used for working capital to fund our operations. We will be attempting to raise up to $1,400,000 from the sale of our units and up to $2,625,000 from the exercise of warrants comprised in the units. These proceeds will be used as follows:

$  100,000     Initiate and complete testing program with the Canadian
               Cattle Identification Agency.
$  100,000     Continue development and refinements to our livestock
               RFID technology.
$  200,000     Establish test sites in 3 to 5 locations through out the
               United States.
$  100,000     Establish test sites within the Australian sheep
               industry.
$  100,000     Establish test sites within the Brazilian cattle
               industry.
$  200,000     Launch marketing and sales initiatives to develop sales
               of our livestock RFID technology throughout our distribution channels.

$  200,000     Engineering and development of RFID microchips to be
               utilized in non-animal applications.
$  400,000     Working capital to pay for manufacturing of RFID
----------     products and to manage timing differences in cash flows.
$1,400,000     TOTAL

Additional details regarding our use of funds are noted below:

1. Initiate and complete testing program with the Canadian Cattle Identification Agency - entails product costs for up to 5,000 RFID tags, 4 stationary readers and 2 handheld readers, travel costs to bring in two of our engineers, engineering consulting fees, and other general expenditures.

2. Continue development and refinements to our livestock RFID technology - entails engineering consulting fees for design, development and testing, component costs and laboratory costs.

3. Establish test sites in 3 to 5 locations through out the United States - entails product costs for up to 10,000 RFID tags, 6 stationary readers and 3 handheld readers, travel costs for engineers and CEO, engineering consulting fees, and other general expenditures.

4. Establish test sites within the Australian sheep industry - entails product costs for up to 3,000 tags, 2 stationary readers and 2 handheld readers, travel costs for engineers and CEO, engineering consulting fees, and other general expenditures.

5. Establish test sites within the Brazilian cattle industry - entails product costs for up to 3,000 tags, 2 stationary readers and 2 handheld readers, travel costs for engineers and CEO, engineering consulting fees, and other general expenditures.

6. Launch marketing and sales initiatives to develop sales of our livestock RFID technology throughout our distribution channels - includes hiring a senior sales and marketing person, advertising to build brand name recognition of our products, sourcing additional distribution partners in other countries, travel expense and employing sales staff.

7. Engineering and development of RFID microchips to be utilized in non-animal applications - entails design, development and testing of RFID tags by our engineers, engineering consulting fees, laboratory fees, travel costs and component costs.

In the event we are not successful in selling all of the securities to raise $1,400,000, we would give priority to allocating capital to launching marketing and sales initiatives to develop sales in those countries we are currently in discussions, our next priority would be to continue to refine our current livestock RFID technology followed by allocating any remaining capital to fund our working capital needs.

Any funds to be allocated to setting up testing sites would fall next in our priority with allocation of capital to develop RFID tags for non-animal applications being last on our order of priorities.

Any proceeds received from the subsequent exercise of the warrants comprised in the units shall be utilized for working capital needs.

DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.


DETERMINATION OF OFFERING PRICE

The offering price of the units and warrant exercise price were arbitrarily determined by Advanced ID based on the financial needs of Advanced ID and the current market price of our common stock.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the Twelve Months Ended December 31, 2004 and
2003.

The net loss of $1,867,315 for the year ended December 31, 2004 was larger by $1,506,113 or 417% versus the year ended December 31, 2003 due to higher operating expenses attributed largely to a significant increase in our research and development costs. In addition, we incurred significant non-cash interest charges related to a convertible debt financing.

Revenues

Revenues of $896,121 during the year ended December 31, 2004 decreased by $66,867 or 7% over the year ended December 31, 2003. The decrease in revenues for the year ended December 2004 was due to increased competition in our companion animal/biological sciences division. This increase in competition during 2004 resulted when Pethealth Inc., a provider of insurance and integrated health related information services to the North American companion animal market, entered the market in February 2003 as a reseller of Allflex's RFID microchips and readers. Pethealth has used the sale of microchips to the companion animal industry to secure additional clients in which to sell its pet insurance. We expect that as long as Pethealth continues to sell their products at lower prices than us, it will continue to have a negative impact on our sales and market share for future reporting periods.

Revenues were higher during the year ended December 2003 because we received significant orders from two customers in the fisheries industry whereas similar orders from the same customers have been deferred to the first quarter of 2005. The decrease in revenues during the year ended December 2004 is also due to a one-time customer order received in March 2003 and which was valued at $37,287. The decrease in revenues from the companion animal/biological sciences division was offset by an increase in revenues of $36,690 from our livestock division related to the partial fulfillment of a purchase order received from our Argentina distributor.

We expect that the continued acceptance by owners to microchip their pets, increased activity by the biological science community and government agencies for the tracking of non-domestic species, increased frequency by various municipal animal control agencies to set policy and by-laws for the permanent tagging of pets in their respective communities, and the actions by government and industry officials to implement identification and trace back systems in the livestock industry to minimize or eliminate the spread of diseases and ensure food safety will continue to elevate our market presence and translate into higher revenues for future reporting periods.

Cost of Revenues

Cost of Revenues of $459,167 for the year ended December 31, 2004 decreased by $41,804 or 8% over the previous year. The decrease in Cost of Revenues is attributed to a lower volume of products sold during the current year ended December 2004 and due to a weaker US dollar relative to the Canadian dollar.

All of our products purchased for resale in the companion animal and biological sciences markets are paid for with US dollars and sold in Canadian dollars.

Research and Development

Research and development expenses of $463,701 for the year ended
December 31, 2004 increased by $377,085 or 435% over last year's comparable period. This increase is due to development fees associated with the completion of our second generation DataTRACT RFID tags for large sized livestock and for the development of our first generation DataTRACT RFID tags for small to medium sized livestock.

General and Administrative

For the year ended December 31, 2004, selling, general and administrative expenses of $837,123 were higher by $137,602 or 20% over year ended December 31, 2003 largely because of $128,363 in higher corporate communications charges; $96,194 in higher salary expenses related to the addition of new staff; and $19,879 in higher professional fees related to legal and audit services. The higher costs in the above noted areas were offset by a reduction of $62,751 in consulting expenses resulting from a reallocation to research and development costs, and from lower other general business expenditures.

Consulting expenses for the year ended December 31, 2004 of $139,153 were lower by $18,413 or 12% over the previous year. The decrease in consulting expenses was largely due to the hiring of our Chief Financial Officer effective July 16, 2003 who was previously paid as a consultant. As a result, consulting expenses decreased by $2,855 per month during the first six and one-half months of 2004 when compared to the comparable period in 2003. It is our expectation that our consulting expenses will stay at these current levels for future reporting periods.

Note that a portion of the consulting expenses incurred in the year ended December 31, 2003 was reallocated from consulting expenses to research and development expenses. The specific consulting fees that have been reallocated include those expenses associated with Hubert Meier and Gottfried Auer, and which totaled $86,619 for the year ended December 31, 2003.

Our consultants include Seymour Kazimirski, Hubert Meier, both of whom also serve as directors, Todd Noble, who is the Chief Financial Officer and a Director (Mr. Noble was hired as an employee effective July 16, 2003), Gottfried Auer, Saran Yimsrijalernkit, and Keith Taite. For Messrs. Kazimirski, Meier and Noble, please refer to the section titled "Business Experience of Officers and Directors" for their qualifications. Messrs. Auer and Yimsrijalernkit of AFG Asia Engineering Co., Ltd. are professional engineers who have led the design, development, testing and implementation of our RFID livestock tags and readers. Mr. Taite is a professional engineer specializing in software development for Honeywell Inc., a diversified technology and manufacturing leader of aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics and advanced materials. Mr. Taite has led the development of our software system to manage data from our RFID readers to computers.

General and administrative expenditures are expected to continue to increase as we implement sales and marketing initiatives to develop markets for our new DataTRACT RFID technology targeted at the livestock industry.
Gain on Sale of Investment

On September 30, 2002, we entered into an agreement whereby we loaned a third party a total of $5,000 for a one year term and which accrued interest at 12% per annum. At the end of the term, we elected to receive the repayment of our principal and $576 in interest in the form of common shares that were subsequently sold for a gain of $3,781 during the year ended December 31, 2004.

Interest Expense

During the year ended December 31, 2004, interest expense of $1,007,832 was higher by $970,750 or 2,618% over the year ended December 31, 2003. Of the total of $1,007,832 in interest expense during 2004, $971,785 is attributed to non-cash interest related to the discount on Debentures that matured on June 29, 2004, $12,551 is non-cash interest related to a Note Payable owing to one of our Directors, $7,370 is accrued interest related to the Director's note payable, and $16,126 is interest expense paid on our outstanding notes payable.

For the year ended December 31, 2003, interest expense of $37,082 was comprised of $28,798 in interest expense paid on our outstanding notes payable with the balance of $8,284 resulting from non-cash and accrued interest related to a Note Payable owing to one of our Directors.

As at December 31, 2004, we had only one remaining note payable outstanding which accrues interest at 10% per annum and to which non-cash interest is charged (See Note 8 of our audited financials).

Liquidity and Capital Resources

As at December 31, 2004, we had cash and cash equivalents of $576,484.

During the year ended December 31, 2004, net cash used in operating activities of $671,402 was higher by $613,965 or 1,069% as compared to the year ended December 31, 2003. Cash used by operating activities during 2004 resulted primarily from our increase in research and development, and general and administrative expenses.

During the year ended December 2004, net cash used by investing activities of $17,439 was higher by $550 or 3% over the prior year ended December 2003.

Cash used by investing activities resulted from our purchase of office furniture and equipment, computer hardware, and software. We have no commitments for future purchases of capital assets.

During the year ended December 2004, net cash provided by financing activities of $1,174,117 provided higher cash of $1,063,033 or 957% as compared to the previous year ended December 2003. During 2004, cash has been provided through proceeds from a convertible debenture, proceeds raised from the sale of stock through a subscription agreement and proceeds from exercised options, offset by payments on notes payable and financing commissions.

During 2004, we secured $250,000 in gross proceeds on January 12, 2004 pursuant to a share subscription agreement with four third party investors. In addition, we secured $1 million in gross proceeds on January 20, 2004 from HEM Mutual Assurance LLC in the form of a convertible debenture (See Note 4 of the audited financials). As of June 29, 2004 the entire balance of $1 million plus accrued interest was converted into 3,075,341 shares of our common stock and was effectively terminated. This equates to an average conversion value of $0.33 per share. During the time the convertible debenture agreement was in place from January 20, 2004 to June 29, 2004, our stock price ranged from $0.28 to $1.06 per share. Our obligations under this debenture agreement included limiting our ability to enter into another convertible debenture while the debenture remained outstanding thereby potentially impacting our ability to secure additional liquidity and capital. (See our Form 8-K filed on February 10, 2004 to review the debenture agreements in their entirety).

On January 20, 2004, Advanced ID, AIDO Acquisition, Inc., a Hawaii corporation and a wholly-owned subsidiary of Advanced ID, and Universal Pet Care, Inc., a Hawaii corporation entered into an agreement and plan of merger. The merger contemplated by the merger agreement was also completed on January 20, 2004.

As a result of the merger, UPC became a wholly-owned subsidiary of Advanced ID and all outstanding shares of UPC's capital stock held by its sole stockholder were converted into 100 shares of Advanced ID common stock. UPC is a private, development stage company formed to pursue opportunities related to identifying and tracking companion animals utilizing radio frequency identification microchips. As of January 20, 2004, UPC had immaterial assets and liabilities other than its obligations under and proceeds from the debentures described below.

Immediately prior to the merger, UPC entered into a convertible debenture purchase agreement, dated as of January 20, 2004, with HEM Mutual Assurance LLC, an accredited investor located in Denver, Colorado, pursuant to which it sold and issued convertible debentures to HEM in an aggregate principal amount of $1,000,000 in a private placement pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. Two debentures in the aggregate principal amount of $1,000,000 were issued for gross proceeds of $1,000,000 in cash. Each of the debentures has a maturity date of January 20, 2009, subject to earlier conversion or redemption pursuant to its terms, and bears interest at the rate of 1% per year, payable in cash or shares of common stock at the option of the holder of the debentures. As a result of the merger, Advanced ID has assumed the rights and obligations of UPC in the private placement, including gross proceeds raised through the sale of the debentures, the note issued by HEM to UPC, and UPC's obligations under the debentures and purchase agreement.

As a result of the merger, $995,500 in principal amount of the First Debenture became convertible into unrestricted shares of Advanced ID common stock at a conversion price that is the lower of $0.95 or the average of the three lowest closing per share bid prices for the common stock during the 40 trading days prior to conversion. $4,500 in principal amount of the Second Debenture also became convertible into unrestricted shares of common stock at a conversion price of $0.01 per share. The conversion price and number of shares of common stock issuable upon conversion of the First and Second Debentures is subject to adjustment for stock splits, stock dividends, combinations and other dilutive events. As a requirement of the debenture agreement, a total of 50 million shares were held in escrow.

The debentures may never be converted into an aggregate of more than 3,000,000 shares of common stock unless Advanced ID elects to increase the number of shares held in escrow and obtains any required stockholder approval in accordance with the rules and regulations of such exchange or market on which Advanced ID's common stock is then listed. If the conversion rate of the debentures would require Advanced ID to issue more than an aggregate of 3,000,000 shares of common stock upon conversion of the debentures and Advanced ID has not elected to increase the number of shares held in escrow (or fails to obtain any required stockholder approval for such proposed increase), Advanced ID will be required to redeem the unconverted amount of the Debentures for 125% of the principal amount thereof, plus accrued and unpaid interest.

In addition, the debentures may not be converted if after such conversion the holder would beneficially own more than 5% of Advanced ID's then outstanding common stock, unless HEM waives this limitation by providing Advanced ID 75 day's prior notice.

Advanced ID has the right to redeem the debentures, in whole or in part, at any time upon 30 days advanced notice for 125% of the principal amount of the outstanding debentures being redeemed, plus accrued and unpaid interest. In addition, if at any time any the Debentures are outstanding, Advanced ID receives debt or equity financing in an amount equal to or exceeding Five Million dollars ($5,000,000), Advanced ID is required to redeem the debentures for 150% of the amount of the then outstanding debentures, less the amount of the note if not then repaid. If trading in the common stock is suspended on such stock exchange or market upon which the Common Stock is then listed for trading (other than suspensions of trading on such market or exchange generally or temporary suspensions pending the release of material information) for more than 10 trading days, or if the common stock is de-listed from the stock exchange or market on which it is then traded and not re-listed on another exchange or market, Advanced ID shall redeem all then outstanding Debentures and any shares of common stock held by HEM through prior conversions at an aggregate purchase price as determined in the manner set forth in the purchase agreement. Advanced ID would owe any interest penalty of 8% per year on any payments not made within 7 business days of a redemption request made pursuant to the preceding sentence.

Effective June 29, 2004, the remaining balance owing on the $995,500 debenture was converted into Advanced ID common stock. As a result, the $995,500 debenture and the $4,500 debenture, plus accrued interest, have been fully converted thereby terminating this Debenture Agreement. A total of 3,075,341 common shares were issued to pay back both debentures. The remaining 46,924,659 shares held in escrow were returned to Advanced ID's transfer agent and have been canceled.

We have accounted for the $1 million debenture as follows. The note bears interest at 1%; therefore Advanced ID discounted the payments due under the agreement using a discount rate of 18% percent and recorded as a discount to the note totaling $562,891. This discount will be amortized over the term of the note as interest expense. A discount rate of 18% was used because it represented an appropriate risk adjusted rate given our current level of operations, and it is the same rate that we are currently paying on an outstanding note.

In addition, under generally accepted accounting principles, we recorded the value of the beneficial conversion feature of these convertible debentures as a debt discount. The debt discount recorded related to the beneficial conversion feature was $437,109. This debt discount will be amortized and charged to interest expense over the term of debenture agreements. Since the investors converted the debentures prior to maturity of the agreements, generally accepted accounting principles required us to expense the unamortized balance of the debt discount in full.

Currently in the global livestock industry, countries such as the United States, Taiwan, Australia, New Zealand, Thailand, Argentina and Brazil are considering or have expressed their intent to make the identification of livestock mandatory. The primary reasons for this action is to employ a system to improve the speed and accuracy of tracing livestock to minimize or eliminate the impact of food safety issues from human consumption of meat products, and because importing nations such as the European Union, Asia and North America are demanding that an identification and trace back system is in place from the countries in which they import meat products and livestock from. This trend is reasonably likely to have a material positive impact on our long term revenues, results of operations and liquidity.

Our internal and external sources of liquidity have included cash generated from the exercise of options and warrants, proceeds raised from subscription agreements and private placements, and advances from related parties. We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. Our current cash balance is estimated to be sufficient to fund our current operations over the next seven to ten months and will not be sufficient to fund our long term needs. The basis that our cash balance is expected to be sufficient to fund our current operations over the next seven to ten months is based on our current net cash usage rate (cash used offset by cash received) which we estimate to be $60,000 to $75,000 per month. Assuming no changes, our cash requirements over the next twelve months are estimated to include $9,000 per month for consulting related to research and development expenses; $10,700 per month in other consulting expenses; $21,000 per month in salaries; $1,200 per month in marketing initiatives; and $14,200 for general and administrative expenses. In addition, our product purchases are estimated to be $29,000 per month. It is our intent to secure a market share in the livestock identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities. No firm commitment arrangements have been entered into for future financing and no assurances can be given that adequate levels of additional funding can be obtained on favorable terms, if at all.

In the event we are not successful in selling the full amount of this offering, it may take considerably longer to successfully establish a market for our RFID livestock technology, delay our ability to establish a market, or we may not be successful at all. With a lower amount of liquidity available to us, we would give priority to allocating capital to launching marketing and sales initiatives to develop sales in those countries we are currently in discussions with. Our next priority would be to continue to refine our current livestock RFID technology followed by allocating any remaining capital to fund our working capital needs. Any funds to be allocated to setting up testing sites would fall next in our priority with allocation of capital to develop RFID tags for non-animal applications being last on our order of priorities.

Controls and Procedures.   The chief executive officer and chief
financial officer of Advanced ID have made an evaluation of the disclosure controls and procedures relating to the financial statements of Advanced ID for the year ended December 31, 2004 and have judged such controls and procedures to be effective as of December 31, 2004 (the evaluation date).

There have not been any significant changes in the internal controls of Advanced ID or other factors that could significantly affect internal controls relating to Advanced ID since the evaluation date.


MANAGEMENT

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified.

The directors, executive officers and significant employees are as follows:

NAME AND ADDRESS                     AGE      POSITIONS HELD          SINCE
Barry Bennett, Calgary, Alberta      53   Director, President & CEO   Oct/2002
Bill Hoffman, Oxford, Michigan       55   VP, Bus. Development        Oct/2004
Seymour Kazimirski, Honolulu, Hawaii 58   Director                    Oct/2002
Che Ki Li, Shenzhen, China           58   Director                    May/2003
Hubert Meier, Kowloon, Hong Kong     58   Director                    Feb/2003
Todd Noble, Calgary, Alberta         41   Director, CFO & Secretary   Oct/2002

BUSINESS EXPERIENCE OF OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

Barry Bennett, B.Sc., P.Ag. - Director, President & CEO. Prior to joining Advanced ID, Mr. Bennett was General Manager of the Canadian Simmental Association from August 1990 to February 2001, a 4,000 member organization responsible for pedigree business related to Simmental
cattle.   From February 1977 to August 1990, Mr. Bennett was with the
Canadian Imperial Bank of Commerce where he served in various positions with the Agriculture division and with his final posting as the Alberta Regional Manager of Agriculture.

Bill Hoffman - VP Business Development & Marketing. Prior to joining Advanced ID, Mr. Hoffman was the Senior Business Development Manager for radio frequency identification from June 2000 to July 2004 for Intermec Technologies Corporation, a global supply chain solutions provide and developer, manufacture and integrator of wired and wireless automated data collection, radio frequency identification and mobile computing systems. From August 1996 to June 2000, Mr. Hoffman operated his own company, W.J. Hoffman Systems, specializing in barcode systems consultation and integration.

Seymour Kazimirski - Director. In 1995, Mr. Kazimirski established Hawaii Pet Care Alliance which is involved in radio frequency identification for companion animals, and where he continues to serve as President. From 1995 to 1998, Mr. Kazimirski consulted to AVID Inc., a manufacturer of radio frequency identification microchips and readers. In 1993, Mr. Kazimirski established Global Consulting that houses his consulting operations that specializes in finance, administration and marketing. In 1980, Mr. Kazimirski established Florexotica International Inc., an import/export business acquiring products from Asia and Europe and resold to U.S. military and major retail stores.

Che Ki Li - Director. Mr. Li is Chairman of the Board and Managing Director of Guide Trend Technology Company that he founded in 1980. Guide Trend is a leading technology plastic manufacturer serving global companies such as Siemens, Philips, Marantz, Denon, Daewoo, Bang & Olufsen and Minolta. Guide Trend has over 500 employees operating in an 11,000 square meter facility that is ISO and UL certified.

Hubert Meier - Director. Mr. Meier is a graduate of electronic
engineering at Oskar von Miller Polytech in Munich.   Mr. Meier has
been operating his own consultancy firm specializing in radio frequency identification technology since May 2002. Prior to this Mr. Meier was with Hana Technologies Ltd. in Hong Kong, a technology company specializing in the development and manufacturing of integrated circuits, light emitting diodes, smart cards, RFID technology, and other electronic components and devices, from 1997 to 2002 where he
served as CEO, Managing Director and Board member.   From 1993 to 1997,
Mr. Meier served as the Vice President Sales, Managing Director and Board member of Temic Hong Kong, a German based company supplying electronics for applications in power train, safety and body
electronics.   From 1978 to 1993, Mr. Meier was with Eurosil, a German
company involved in developing and manufacturing integrated circuits, where he served as Sales Director, Managing Director and Board member.

Todd Noble, B.Comm., B.A., CFA - Director & CFO. Mr. Noble's work experience includes being the CFO from July 2000 to May 2003 for GiveMePower Corporation, an OTC bulletin board company in the field of software technology. Mr. Noble was also a consultant specializing in finance, treasury, cash management, and hedging from December 1998 to July 2000. From September 1997 to November 1998, Mr. Noble was the Treasurer of The Forzani Group Ltd., a national retailer listed on the Toronto stock exchange. From August 1994 to August 1997, Mr. Noble was the Treasury Manager of Agrium Inc., an international fertilizer producer listed on the New York stock exchange.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Executive Officer Compensation

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

On January 1, 2004, Advanced ID entered into an employment agreement with Barry Bennett, our CEO. The agreement has no specific term and may be terminated by Advanced ID or Mr. Bennett, subject to the other provisions of the agreement. Mr. Bennett shall receive an annual salary of $92,000 Canadian dollars and a bonus determined at the sole discretion of the board of directors. Advanced ID shall set proposed milestones and proposed bonuses if those milestones are met each year.

On January 1, 2004, Advanced ID entered into an employment agreement with Todd Noble, our CFO. The agreement has no specific term and may be terminated by Advanced ID or Mr. Noble, subject to the other provisions of the agreement. Mr. Noble shall receive an annual salary of $78,000 Canadian dollars and a bonus determined at the sole discretion of the board of directors. Advanced ID shall set proposed milestones and proposed bonuses if those milestones are met each year.

The following shows the annual salaries, bonuses and stock options for our executive officers:

-------------------------------------------------------------------------------------------------------------------------+
                                             SUMMARY COMPENSATION TABLE
+----------------------------------------------------------------+--------------------------------------------------------+
|                                                                | Long-Term Compensation                                 |
+----------------------+-----------------------------------------+------------------------------+-------------------------+
|                      | Annual Compensation                     | Awards                       | Payouts                 |
+----------------------+---------+-----------+-------------------+-----------+------------------+-------------------------+
|(a)        |   (b)    | (c)     |   (d)     | (e)               | (f)       |  (g)             |  (h)       (i)          |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------
|           |          |         |           | Other             |Restricted | Securities       |          |              |
|Name and   |          | Annual  |   Annual  | Annual            |Stock      | Underlying       |LTIP      | All Other    |
|Principal  | Fiscal   | Salary  |   Bonus   | Compensation      |Awards     | Options/SARs     |Payouts   | Compensation |
|Position   |  Year    | ($)     |   ($)     | ($)               |($)        | (#)              |($)       | ($)          |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+
|Barry      |  2004    |$ 75,400 |   $0      | $0                |$5,000     | 250,000          |$0        | $0           |
|Bennett,(1)|  2003    |$ 75,400 |   $0      | $0                |$0         | 250,000          |$0        | $0           |
|CEO        |  2002    |$ 75,400 |   $0      | $0                |$0         |       0          |$0        | $0           |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+
|Todd       |  2004    |$ 63,900 |   $0      | $0                |$5,000     | 200,000          |$0        | $0           |
|Noble,(2)  |  2003    |$ 63,900 |   $0      | $0                |$0         | 200,000          |$0        | $0           |
|CFO        |  2002    |$ 39,300 |   $0      | $0                |$0         |       0          |$0        | $0           |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+

(1) Mr. Bennett's aggregate restricted stock holdings at the end of the last completed fiscal year were 511,000 common shares with a value of $158,410. All 511,000 common shares have a rule 144 restrictive legend with the exception of 21,000 shares.

(2) Mr. Noble's aggregate restricted stock holdings at the end of the last completed fiscal year were 210,000 common shares with a value of $65,100. All 210,000 common shares have a rule 144 restrictive legend with the exception of 10,000 shares.

Option/SAR Grants in Last Three Fiscal Years

                            Individual Grants
---------------------------------------------------------------------------------
(a)                (b)                (c)                 (d)                (e)
                Number of
                Securities         % of Total
                Underlying         Options/SARs
                Options/           Granted to
                SARs               Employees in      Exercise or Base     Expiration
Name            Granted(#)         Fiscal Year       Price ($/Sh)            Date

Barry Bennett      250,000          29.4%             $0.10/share         Oct. 17, 2012
Barry Bennett      250,000          21.7%             $0.50/share         Apr. 22, 2014
Todd Noble         200,000          23.5%             $0.10/share         Oct. 17, 2012
Todd Noble         200,000          17.4%             $0.50/share         Apr. 22, 2014
Seymour Kazimirski 200,000          23.5%             $0.10/share         Oct. 17, 2012




Seymour Kazimirski 200,000          17.4%             $0.50/share         Apr. 22, 2014
Hubert Meier       200,000          23.5%             $0.10/share         Oct. 17, 2012
Hubert Meier       200,000          17.4%             $0.50/share         Apr. 22, 2014
Che Ki Li          300,000          26.1%             $0.50/share         Apr. 22, 2014
Bill Hoffman**     100,000         100.0%             $0.38/share         Jan. 04, 2015

 (1)All of the above options/SARs granted were exercisable based on 50% of such options exercisable after the first anniversary date in which they were awarded with the balance exercisable after the second anniversary date.

Option/SAR Grants in Last Fiscal Year

(a)               (b)                (c)                 (d)                (e)
                                                      Number of
                                                      Securities         Value of
                                                      Underlying         Unexercised
                                                      Unexercised        In-the-Money
                                                      Options/SARs       Options/SARs
                                                      FY-End(#)          FY-End($)
                Shares Acquired                       Exercisable/       Exercisable/
Name            on Exercised(#)   Value Realized($)   Unexercisable      Unexercisable
---------------------------------------------------------------------------------------
Barry Bennett           -                 -         500,000/500,000          $77,500
Todd Noble              -                 -         400,000/400,000          $62,000
Seymour Kazimirski   150,000      $  15,000         200,000/200,000          $     0
Hubert Meier         150,000      $  15,000         200,000/200,000          $     0
Che Ki Li*           100,000      $  10,000         300,000/300,000          $     0
Bill Hoffman **            -              -         100,000/100,000          $     0

* Messrs. Kazimirski and Meier transferred 50,000 options each with an exercise price of $0.10 per share to Mr. Li.
** Mr. Hoffman's options were awarded January 4, 2005.


We do not have any standard arrangements by which directors are compensated for any services provided as a director. On April 2, 2003, we issued a total of 850,000 options to our directors and on April 22, 2004, we issued a total of 1,150,000 options to our directors. On January 4, 2005, we issued 100,000 options to Bill Hoffman. No cash has been paid to the directors in their capacity as such.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 27, 2005, the number and percentage of outstanding shares of Advanced ID common stock owned by
(i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

(i) Persons Beneficially Owning More Than 5% of Outstanding Common
Stock

Title of Class         Name of          Common Stock                Percentage of
                   Beneficial Owner     Beneficially Owned           Class Owned
Class A Common   Heritage Ventures Ltd.    15,858,540                    37.6%

Heritage Ventures Ltd. is a widely held public company that was de-listed from trading on the Alberta Stock Exchange, predecessor to the TSX Venture Exchange, effective May 7, 1999. The largest shareholder that we are aware of controls approximately 5.3% of the outstanding shares in Heritage Ventures.

(ii) Directors of Advanced ID Corporation

Title of Class         Name of          Common Stock                Percentage of
                   Beneficial Owner     Beneficially Owned           Class Owned
Class A Common      Barry Bennett            511,000                    1.2%
Class A Common    Seymour Kazimirski       1,015,669                    2.4%
Class A Common       Che Ki Li               110,000                    0.3%
Class A Common      Hubert Meier             800,000                    1.9%
Class A Common      Todd Noble               210,000                    0.5%

(iii) Officers and Significant Employees of Advanced ID Corporation

Title of Class         Name of          Common Stock                Percentage of
                   Beneficial Owner     Beneficially Owned           Class Owned
Class A Common      Barry Bennett           511,000                     1.2%
Class A Common      Todd Noble              210,000                     0.5%
Class A Common      Bill Hoffman                0 0                      .0%

(iv) Directors and Officers of Advanced ID Corporation as a Group

Title of Class         Name of          Common Stock                Percentage of
                   Beneficial Owner     Beneficially Owned           Class Owned
Class A Common     Directors/Officers       2,646,669                   6.3%

Percentages are based upon 42,215,341 issued and outstanding as of April 27, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Barry Bennett

Advances from related parties include an unsecured advance from Barry Bennett, Advanced ID's president and director, totaling approximately $7,138. The funds were advanced to Advanced ID on September 26, 2001 for an undefined term at an interest rate of 10% per annum. On March 16, 2004, the principal plus accrued interest was paid in full to Mr. Bennett.

Seymour Kazimirski

In addition to being a director of Advanced ID, Mr. Kazimirski also provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. For fiscal 2004, Mr. Kazimirski was paid consulting fees totaling $87,372, all of which was paid in cash. For fiscal 2003, Mr. Kazimirski was paid consulting fees totaling $76,930 of which $64,814 was paid in the form of common stock of Advanced ID based on current market prices. This equated to a total of 408,169 shares.

Hubert Meier

In addition to being a director of Advanced ID, Mr. Meier also provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRACT RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers; sourcing antennae design suppliers, and overall product development. His contract began on May 21, 2002 and expires in three years. For fiscal 2004, Mr. Meier was paid consulting fees totaling $28,875, all of which was paid in cash. For fiscal 2003, Mr. Meier was paid consulting fees totaling $42,903 of which $32,000 was paid in the form of common stock of Advanced ID based on current market prices. This equated to a total of 320,000 shares.

Che Ki Li

Mr. Li is a director of Advanced ID. On April 28, 2003, Advanced ID signed a convertible debenture agreement with Mr. Li. The lender provided a loan for up to $100,000, with $50,000 received upon execution and the balance to be received upon approval by the Canadian Cattle Identification Agency for Advanced ID's livestock RFID tag. To date, Advanced ID has received $50,000 under the agreement. As of December 31, 2004, a total of $8,403 in interest had been accrued. The outstanding balance is due on April 28, 2006 and bears interest at 10% per annum. The note is convertible into common stock at $0.25 per share, the fair value on the date of the note. In addition, Advanced ID issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. The warrants expire on April 28, 2006. The note was discounted by $37,641, which is the fair value assigned to the warrants. The discount is being amortized over the term of loan.

Todd Noble

On October 9, 2003, 190,000 shares of our common stock were issued to Mr. Noble, an officer and director of Advanced ID, as consideration for his agreement to join Advanced ID in October 2002, the payment of which had been outstanding since this date. Advanced ID recorded $58,900 of non-cash expense in 2003 for the issuance of the stock based on the closing price on the date issued.


DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of Advanced ID's certificate of incorporation and bylaws, as amended.

Common Shares. Advanced ID's articles of incorporation authorize it to issue up to 100,000,000 common shares and 500,000 preferred shares, $0.01 par value per common and preferred share.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Advanced ID legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Advanced ID has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Advanced ID.   Accordingly, future dividends, if any, will depend upon,
among other considerations, Advanced ID's need for working capital and its financial conditions at the time.

Voting Rights.   Holders of common shares of Advanced ID are entitled
to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. Common Shares do not have cumulative voting features. Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Units.    Advanced ID has authorized the issuance of 3,500,000 units.
Each unit consists of one common share and one warrant to purchase one common share with an exercise price of $0.75 for a period of three years. The common shares and warrants comprised in the units are immediately separately detachable.

Warrants.    Advanced ID has authorized the issuance of 3,500,000
warrants.   Each warrant is exercisable into one common share at $0.75 per warrant. The warrants have an exercise period of three years from the date the registration statement is declared effective.

Transfer Agent. Signature Stock Transfer, Inc. of 2301 Ohio Drive, Suite 100, Plano, Texas, 75093 acts as Advanced ID's transfer agent.


SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 42,215,341 shares of our common stock outstanding of which 1,359,017 common shares may be freely traded without restriction. The 1,359,017 common shares were issued pursuant to a Form S-8 filed on December 19, 2002. The Form S-8 allowed for the registration of a total of 3,500,000 common shares.

Promoters or affiliates of a blank check company and their transferees would act as "underwriters" under the Securities Act of 1933 when reselling the securities of the blank check company. Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Additionally, shareholders who obtained securities directly from a blank check issuer and through promoters and affiliates, cannot use Rule 144 to resell their securities, since their resale transactions would appear to be designed to distribute or redistribute securities to the public without compliance with the registration requirement of the Securities Act.

Upon the effectiveness of this registration statement, up to an additional 5,487,500 common shares to be issued including the exercise of the warrants or to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Advanced ID is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Advanced ID under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


PLAN OF DISTRIBUTION

This prospectus relates to the sale of 3,500,000 units and 487,500 common shares being registered on behalf of a selling security holder.

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement.

The units are being offered by Barry Bennett and Todd Noble, officers and directors of Advanced ID. Messrs. Bennett and Noble will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the units. No sales commission will be paid for units sold by Messrs. Bennett and Noble. Messrs. Bennett and Noble are not subject to a statutory disqualification and are not associated persons of a broker or dealer. Additionally, Messrs. Bennett and Noble primarily perform substantial duties on behalf of Advanced ID otherwise than in connection with transactions in securities. Neither Mr. Bennett or Mr. Noble were a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering shall terminate on June 30, 2006.

Our common shares are traded on the NASD over-the-counter bulletin
board.   The selling security holder may sell his common shares in one
or more transactions.   These may include "block" transactions in the
over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at prevailing market prices.

The selling security holder may effect such transactions by selling the common shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchaser(s) of the common shares for whom they may act as agent.

The selling security holder and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares might be deemed to be underwriting discounts or commissions under the Securities Act.

Advanced ID is not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered shares of common stock of Advanced ID to their respective outstanding shareholders or partners.

Advanced ID is not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

Advanced ID will receive no portion of the proceeds from the sale of the common shares by the selling security holder and will bear all of the costs relating to the registration of this offering, other than any
fees and expenses of counsel for the selling security holder.   Any
commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be borne by the selling security holder.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded over the counter and is listed by the Over the Counter Bulletin Board. Our common stock began trading on the OTCBB effective October 14, 1999 under the trading symbol USBV. The trading symbol was changed to AIDO upon conclusion of our reverse merger with USA Sunrise Beverages, Inc in October of 2002. The market prices noted below were obtained from the OTCBB and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                             High Bid                Low Bid
March 31, 2002                     -                       -
June 30, 2002                      -                       -
September 30, 2002                 -                       -
December 31, 2002              $0.52                   $0.14
March 31, 2003                 $0.17                   $0.06
June 30, 2003                  $0.36                   $0.09
September 30, 2003             $0.49                   $0.28
December 30 2003               $1.32                   $0.28
March 31, 2004                 $1.23                   $0.65
June 30, 2004                  $0.72                   $0.27
September 30, 2004             $0.45                   $0.22
December 31, 2004              $0.77                   $0.17
March 31, 2005                 $0.42                   $0.28

Holders

As of April 27, 2005, the approximate number of shareholders of common stock of Advanced ID was 1,927.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.

EXPERTS

The financial statements of Advanced ID appearing in this registration statement have been audited by Lopez, Blevins, Bork & Associates, LLP, independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


LEGAL PROCEEDINGS

There are no legal proceedings, pending or threatened, against Advanced ID or its officers or directors in their capacity with Advanced ID at this time.


LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody M. Walker, Centennial, Colorado


WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Advanced ID Corporation
6143 - 4th Street SE, Suite 14
Calgary, Alberta, Canada
T2H 2H9
Telephone: (403) 264-6300

Attention: Todd Noble, Chief Financial Officer

Our fiscal year ends on December 31st. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.


FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Independent Auditor's Report dated March 21, 2005.
Balance Sheet - December 31, 2004.
Statement of Operations for the years ended December 31, 2004 and 2003. Statement of Changes in Stockholders' Equity for the years ended
December 31, 2004 and 2003.
Statement of Cash Flows for the years ended December 31, 2004 and 2003. Notes to Financial Statements.

INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
  Advanced ID Corporation
  Calgary, Alberta, Canada

We have audited the accompanying consolidated balance sheet of Advanced ID Corporation as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income and cash flows for each year in the two-year period ended December 31, 2004. These financial statements are the responsibility of Advanced ID's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced ID Corporation as of December 31, 2004 and the results of its operations and its cash flows for each year in the two-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.




Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

March 21, 2005

                        ADVANCED ID CORPORATION
                       CONSOLIDATED BALANCE SHEET
                          DECEMBER 31, 2004

                               ASSETS
CURRENT ASSETS:
  Cash                                           $  576,484
  Trade accounts receivable, net of
     allowance for doubtful accounts of $4,740 *     51,952
  Inventory                                          78,895
  Prepaid expenses                                    3,738
                                                 ----------
          Total current assets                      711,069
FIXED ASSETS, net                                    25,235
                                                 ----------
          Total assets                           $  736,304
                                                 ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable                               $   90,615
  Advances from related parties                      46,268
  Accrued liabilities                                61,502
                                                 ----------
          Total current liabilities                 198,385
                                                 ----------

COMMITMENTS

STOCKHOLDERS' EQUITY:
  Series A preferred stock,
    $0.01 par; 500,000 shares authorized;
     none issued                                          -
  Common stock, $0.01 par; 100,000,000
     shares authorized;  42,155,341 shares
     outstanding                                    421,553
  Additional paid-in capital                      3,113,563
  Accumulated deficit                            (3,022,651)
  Accumulated other comprehensive income             25,454
                                                 ----------
          Total stockholders' equity                537,919
                                                 ----------
      Total liabilities and stockholders' equity $  736,304
                                                 ==========


*In our Form 10-KSB filed March 31, 2005, our trade accounts receivable showed a balance of $25,492,200 in the next row immediately after the correct balance of $51,952. The $25,492,200 was a typing mistake and has been deleted from the Balance Sheet as shown above.


See accompanying summary of accounting policies and notes to financial statements.

                          ADVANCED ID CORPORATION
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Years Ended December 31, 2004 and 2003

                                       2004                   2003
                                       ----                   ----
REVENUES                           $  896,121             $  962,988
  COST OF REVENUES                    459,167                500,971
                                   ----------             ----------
      Gross profit                    436,954                462,017
                                   ----------              ---------
  RESEARCH AND DEVELOPMENT EXPENSE    463,701                 86,616
  SELLING, GENERAL AND ADMINSTRATIVE
    EXPENSE                           837,123                699,521
                                   ----------              ---------
        Loss from operations         (863,870)              (324,120)
                                   ----------              ---------

OTHER INCOME (EXPENSE):
   Gain on Sale of Investment           3,781                      -
   Interest income                        576                      -
   Other income                            30                      -
   Interest expense                (1,007,832)               (37,082)
                                   ----------              ---------
                                   (1,003,445)               (37,082)
                                   ----------              ---------
        Net loss                  $(1,867,315)            $ (361,202)
                                  ===========             ==========

     Basic and diluted loss
       per share                  $     (0.05)            $    (0.01)
                                  ===========             ==========
     Basic and diluted weighted
       average shares outstanding  40,741,674             36,618,904
                                  ===========             ==========











See accompanying summary of accounting policies and notes to financial statements.

                         ADVANCED ID CORPORATION
         CONSOLIDATED STATEMENT OF STOCKHOLERS' EQUITY (DEFICIT)
                        AND COMPREHENSIVE INCOME
             For the Years Ended December 31, 2004 and 2003

                                                                                Total
                                        Additional   Accumulated            Stockholders'
                       Common Stock      Paid-In    Comprehensive  Retained     Equity
                      Shares    Amounts  Capital       Income       Deficit    (Deficit)
                     ------------------  -------    -------------  -------- ------------
BALANCE,
   December 31, 2002 35,000,999  350,010    155,852     55,338     (794,134)   (232,934)
Comprehensive loss:
   Net loss                   -        -          -          -     (361,202)   (361,202)
   Foreign currency           -        -          -    (54,206)           -     (54,206)
                                                                               --------
    Total comprehensive loss  -        -          -          -            -    (415,408)
                                                                               --------
Shares issued for:
   Services           2,178,169   21,782    213,932          -            -     235,714
   Options/Warrants
     Exercised          520,000    5,200     46,800          -            -     52,000
   Note Payable Discount      -        -     37,641          -            -     37,641
                                                                               -------
   Conversion of Debt to
     Equity                   -        -    197,857          -            -    197,857
                     ----------  -------    -------   --------     --------    -------
BALANCE, December 31,
   2003             37,699,168  $376,992   $652,082     $1,132  $(1,155,336) $(125,130)
Comprehensive loss:
   Net loss                  -         -          -          -   (1,867,315)(1,867,315)
   Foreign currency          -         -          -     24,322            -     24,322
                                                                             ---------
    Total comprehensive loss -         -          -          -            - (1,842,993)
                                                                             ---------
Shares issued for:
   Services            425,000     4,250    220,100          -            -    224,350
   Cash                500,000     5,000    245,000          -            -    250,000
   Beneficial conversion
    and discount
    amortization             -         -    969,180          -            -    969,180
   Options Exercised   200,000     2,000     18,000          -            -     20,000
Financing Commission
   - Cash                                   (17,500)                           (17,500)
Financing Commission
   - Stock              25,000       250       (250)         -             -         -
Conversion of Debt
   to Equity         3,306,173    33,061  1,026,951          -             - 1,060,012
                     ---------  --------  ---------   --------        ------ ---------
BALANCE, December
   31, 2004         42,155,341  $421,553 $3,113,563  $  25,454   $(3,022,651) $537,919
                    ==========  ======== ==========  =========   ===========  ========

See accompanying summary of accounting policies and notes to financial statements.

                          ADVANCED ID CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 2004 and 2003

                                                2004          2003
                                               ------        ------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                 $(1,867,315)  $  (361,202)
   Adjustments to reconcile
     net loss to net cash
     used in operating activities:
     Depreciation                                 8,494         4,310
     Stock issued for services                  224,350       235,714
     Non-Cash interest                          969,180         8,368
     Change in assets and
       liabilities:
      Trade accounts receivable                 (16,581)       12,304
      Other receivables                           7,197         4,761
      Inventory                                 (40,740)       (2,118)
      Other current assets                          824        (2,007)
      Accounts payable                            1,448        37,862
      Accrued liabilities                        41,741         4,571
                                             ----------    ----------
Net cash used in operating activities          (671,402)      (57,437)
                                             ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed assets                   (17,439)      (16,889)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Advances from related party                      -        50,000
     Proceeds from convertible debenture      1,000,000             -
     Proceeds from notes payable                      -        41,127
     Proceeds from sale of stock                250,000             -
     Proceeds from Options/Warrants Exercised    20,000        52,000
     Financing Commissions                      (17,500)            -
     Principal payments on notes payable        (78,383)      (32,043)
                                             ----------     ---------
 Net cash provided by financing activities    1,174,117       111,084
                                             ----------     ---------
 Effect of Exchange Rate Changes on Cash         30,636       (12,602)
                                             ----------     ---------
NET DECREASE IN CASH                            515,912        24,156

CASH AND CASH EQUIVALENTS, beginning of year     60,572        36,416
                                             ----------     ---------
CASH AND CASH EQUIVALENTS, end of year       $  576,484     $  60,572
                                             ==========     =========




SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION:
     Payment of interest                     $   16,126     $  26,292
NON CASH FINANCING ACTIVITIES:
     Debt exchanged for common stock
       in reverse acquisition                $        -     $ 197,857
     Note Payable exchanged for
       common stock                          $   57,708     $       -
     Debt and accrued interest converted
       into common shares                    $1,002,305     $       -

See accompanying summary of accounting policies and notes to financial statements.

                        ADVANCED ID CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reporting Entity
Advanced ID Corporation (Advanced ID) was originally incorporated in South Dakota on August 13, 1990. Advanced ID is in the business of marketing RFID products for the purpose of identification and trace back of animals in the companion animal, biological sciences and agricultural sectors. Advanced ID is the Canadian re-seller of products manufactured by Avid Marketing Inc. In 2004, Advanced ID began commercializing its proprietary ultra high frequency DataTRACT tags, readers, and trace back management solutions to minimize or eliminate the spread of disease, and the resulting impact of biosecurity and food safety issues related to the livestock industry.

Principles of consolidation
All significant inter-company accounts and transactions have been eliminated in consolidation.

Inventory
Inventory consists of finished goods held for resale and is recorded at the lower of cost or net realizable value. Cost is determined on a first in-first out basis.

Cash and Cash Equivalents
For the purposes of presenting cash flows, Advanced ID considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Foreign Currency Translation
Since Advanced ID is located in Canada, the Canadian dollar has been designated as the functional currency. All balance sheet accounts have been translated at the current exchange rate as of December 31, 2004. Statement of operations items have been translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of comprehensive loss within stockholders' deficit.

Revenue Recognition
Advanced ID recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred, the sales price is fixed or determinable and collectibility is probable.

Product sales are recognized by Advanced ID generally at the time product is shipped. At the time revenue is recognized, Advanced ID provides for the estimated cost of product warranties and reduces revenue for estimated product returns.

When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled.
Shipping and handling costs are included in cost of goods sold.

Long-lived Assets
Fixed assets are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the two to five year estimated useful lives of the assets.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

Fair Value of Financial Instruments
The Company's financial instruments consist of cash and cash equivalents, receivables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Income Taxes
Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Loss per Common Share
Advanced ID is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

Reclassifications
Certain 2003 amounts have been reclassified to conform to 2004 presentation.

Recent Accounting Pronouncements
In December 2004, the FASB, issued a revision to SFAS 123, also known as SFAS 123R, that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company intends to adopt SFAS 123R prospectively commencing in the third quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record, as expense each quarter, a non-cash accounting charge approximating the fair value of such share based compensation meeting the criteria outlined in the provisions of SFAS 123R.

Stock Options
The Company has elected to follow APB No. 25, and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. Advanced ID recognized $0 and $58,000 of compensation in 2004 and 2003, respectively under APB No. 25.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The pro forma compensation expense may not be representative of future amounts because options vest over several years and generally expire upon termination of employment, and additional options may be granted in future years.

On April 2, 2003, Advanced ID's board of directors approved the issuance of options to acquire 850,000 shares of common stock at $0.10 per share to four directors. The options vest 50% on October 17, 2003 and 50% on October 17, 2004. As of December 31, 2003, 200,000 of such options were exercised leaving a balance of 650,000.

On April 22, 2004, Advanced ID's board of directors approved the issuance of options to acquire 1,150,000 shares of common stock at $0.50 per share to five directors. The options vest 50% on April 22, 2005 and 50% on April 22, 2006.

On May 18, 2004 pursuant to the Plan, Advanced ID's Board of Directors approved the issuance of options to acquire 30,000 shares of common stock at $0.38 per share to six employees/consultants. The options vest 50% on May 18, 2005 and 50% on May 18, 2006.

The following table illustrates the effect on net income and earnings per share if Advanced ID had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based
Compensation, to stock-based employee compensation.

                                               Twelve Months Ended
                                                   December 31,
                                              2004            2003
                                             ----------------------
  Net loss, as reported                     $(1,867,315)   $(361,202)
Deduct: Total stock-based employee
  compensation expense determined under
  the fair value based method for all awards    (37,773)     (37,773)
                                            -----------     --------
  Pro forma net loss                        $(1,905,088)  $ (398,975)
                                            ===========   ==========
  Pro forma net loss per share:
  Basic and diluted - as reported           $     (0.05)  $    (0.01)
                                            ===========   ==========
  Basic and diluted - pro forma             $     (0.05)  $    (0.01)
                                            ===========   ==========

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 100%, risk-free interest rate of 4.0%, and expected lives of 10 years.

NOTE 2 - COMMON STOCK
During 2004, Advanced ID issued a total of 4,456,173 shares of common stock valued at $1,577,613 using the closing bid price of the company's stock on the date issued to the following: 500,000 shares to four parties related to a private placement for $250,000; 25,000 shares as a finder's fee for $23,250; 375,000 shares for consulting services valued at $199,350; 50,000 shares to five members of the Board of Directors for $25,000 in services; 200,000 shares related to the exercise of options resulting in proceeds of $20,000; 3,075,341 shares related to the conversion of a debenture valued at $1,002,305 in principal and interest; and 230,832 shares related to the conversion of a note payable valued at $57,708.

On January 20, 2004, Advanced ID, AIDO Acquisition, Inc., a Hawaii corporation and a wholly-owned subsidiary of Advanced ID, and Universal Pet Care, Inc., a Hawaii corporation ("UPC") entered into an Agreement and Plan of Merger (the "Merger Agreement"). The merger contemplated by the Merger

Agreement (the "Merger") was also completed on January 20, 2004. As a result of the Merger, UPC became a wholly-owned subsidiary of Advanced ID and all outstanding shares of UPC's capital stock held by its sole stockholder were converted into 100 shares of Advanced ID common stock. UPC is a private, development stage company formed to pursue opportunities related to identifying and tracking companion animals utilizing radio frequency identification microchips. As of January 20, 2004, UPC had immaterial assets and liabilities other than its obligations under and proceeds from the debentures described below.

Immediately prior to the Merger, UPC entered into a Convertible Debenture Purchase Agreement (the "Purchase Agreement"), dated as of January 20, 2004, with HEM Mutual Assurance LLC, an accredited investor located in Denver, Colorado ("HEM"), pursuant to which it sold and issued convertible debentures to HEM in an aggregate principal amount of $1,000,000 in a private placement pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. Two debentures in the aggregate principal amount of $1,000,000 were issued for gross proceeds of $1,000,000 in cash (the "Debentures"). Each of the Debentures has a maturity date of January 20, 2009, subject to earlier conversion or redemption pursuant to its terms, and bears interest at the rate of 1% per year, payable in cash or shares of common stock at the option of the holder of the Debentures. As a result of the Merger, Advanced ID has assumed the rights and obligations of UPC in the private placement, including gross proceeds raised through the sale of the Debentures, the
Note issued by HEM to UPC, and UPC's obligations under the Debentures and Purchase Agreement.

As a result of the Merger, $995,500 in principal amount of the First Debenture is now convertible into unrestricted shares of Advanced ID common stock (the "Common Stock") at a conversion price that is the lower of $0.95 or the average of the three lowest closing per share bid prices for the Common Stock during the 40 trading days prior to conversion. $4,500 in principal amount of the Second Debenture is also now convertible into unrestricted shares of Common Stock at a conversion price of $0.01 per share. In February 2004, the $4,500 debenture was converted into 450,184 shares of common stock and $400,000 of the $995,000 debenture was converted into 800,504 shares of common stock.

The conversion price and number of shares of Common Stock issuable upon conversion of the First and Second Debenture (the "Debentures") is subject to adjustment for stock splits, stock dividends, combinations and other dilutive events. To satisfy its conversion obligations under the Debentures, Advanced ID has placed 50,000,000 shares of Common Stock into escrow for potential issuance to HEM upon conversion of the Debentures.

The Debentures may never be converted into an aggregate of more than 3,000,000 shares of Common Stock unless Advanced ID elects to increase the number of shares held in escrow and obtains any required stockholder approval in accordance with the rules and regulations of such exchange or market on which Advanced ID's common stock is then listed. If the conversion rate of the Debentures would require Advanced ID to issue more than an aggregate of 3,000,000 shares of Common Stock upon conversion of the Debentures and Advanced ID has not elected to increase the number of shares held in escrow (or fails to obtain any required stockholder approval for such proposed increase), Advanced ID will be required to redeem the unconverted amount of the Debentures for 125% of the principal amount thereof, plus accrued and unpaid interest.

In addition, the Debentures may not be converted if after such conversion the holder would beneficially own more than 5% of Advanced ID's then outstanding Common Stock, unless HEM waives this limitation by providing Advanced ID 75 day's prior notice.

Advanced ID has the right to redeem the Debentures, in whole or in part, at any time upon 30 days advanced notice for 125% of the principal amount of the outstanding Debentures being redeemed, plus accrued and unpaid interest. In addition, if at any time any the Debentures are outstanding, Advanced ID receives debt or equity financing in an amount equal to or exceeding Five Million dollars ($5,000,000), Advanced ID is required to redeem the Debentures for 150% of the amount of the then outstanding Debentures, less the amount of the Note if not then repaid. If trading in the Common Stock is suspended on such stock exchange or market upon which the Common Stock is then listed for trading (other than suspensions of trading on such market or exchange generally or temporary suspensions pending the release of material information) for more than 10 trading days, or if the Common Stock is de-listed from the stock exchange or market on which it is then traded and not re-listed on another exchange or market, Advanced ID shall redeem all then outstanding Debentures and any shares of Common Stock held by HEM through prior conversions at an aggregate purchase price as determined in the manner set forth in the Purchase Agreement. Advanced ID would owe any interest penalty of 8% per year on any payments not made within 7 business days of a redemption request made pursuant to the preceding sentence.

As at December 31, 2004, all $1,000,000 in convertible debentures plus accrued interest had been converted into a total of 3,075,341 shares of Advanced ID common stock. Consequently, the Convertible Debenture Purchase Agreement was terminated effective June 29, 2004, the day on which the final outstanding amount in debentures was converted into Advanced ID common stock. The 3,075,341 common shares issued to HEM Mutual Assurance LLC were not issued in compliance with Rule 504 of Regulation D, and are not freely tradable.

NOTE 3 - INCOME TAXES
Advanced ID has had losses since inception and therefore has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative Canadian net operating loss carry-forward is approximately $2,840,000 at December 31, 2004, and will expire in various years through 2011. Advanced ID recorded an increase in the valuation allowance of $630,000 and $143,000 for the years ended December 31, 2004 and 2003, respectively.

Deferred income taxes consist of the following at December 31, 2004:

                                                             2004
                                                            -------
Long-term:
  Deferred tax assets                                     $ 966,000
  Valuation allowance                                      (966,000)
                                                          ---------
                                                          $       -
                                                          =========

NOTE 4 - COMMITMENTS

On April 15, 2003, Advanced ID entered into a consulting agreement with Gottfried Auer related to the development and engineering of the company's various RFID products. Under the terms of the consulting agreement, compensation is based on a retainer of $5,000 per month for an initial term that expired December 31, 2003, and which is currently month to month. The consultant is entitled to receive a bonus of up to $50,000 upon satisfaction of certain conditions. This agreement may be terminated by either party upon prior written notice of 30 working days.

Employment Agreements
On January 1, 2004, Advanced ID entered into an employment agreement with Barry Bennett, our CEO. The agreement has no specific term and may be terminated by Advanced ID or Mr. Bennett, subject to the other provisions of the agreement. Mr. Bennett shall receive an annual salary of $92,000 Canadian dollars and a bonus determined at the sole discretion of the board of directors.

On January 1, 2004, Advanced ID entered into an employment agreement with Todd Noble, our CFO. The agreement has no specific term and may be terminated by Advanced ID or Mr. Noble, subject to the other provisions of the agreement. Mr. Noble shall receive an annual salary of $78,000 Canadian dollars and a bonus determined at the sole discretion of the board of directors.

Operating Lease
Advanced ID entered into a sub-lease on June 1, 2003 for 2,304 square feet of office space with such term expiring August 31, 2007. Total rent expense for 2004 and 2003 was approximately $18,443 and $23,930, respectively.

At December 31, 2004, future minimum lease payments under this operating lease are as follows:

2005                  $  18,443
2006                     18,443
2007                     12,295
                      ---------
                      $  49,181
                      =========

NOTE 5 - STOCK OPTIONS AND WARRANTS
Options:
On April 22, 2004 and April 2, 2003 pursuant to Advanced ID's Stock Option and Incentive Plan (the "Plan"), Advanced ID's board of directors approved the issuance of options to acquire 1,150,000 and 850,000 shares of common stock at $0.50 and $0.10 per share respectively to its directors. Under the Plan, the number of options granted to any individual will not exceed 10% of the issued and outstanding Common Stock of the Company. Of the 850,000 options, 50% vested on October 17, 2003 with the balance vested on October 17, 2004. Of the 1,150,000 options, 50% vested on April 22, 2005 with the balance vested on April 22, 2006.

On May 18, 2004 pursuant to the Plan, Advanced ID's Board of Directors approved the issuance of options to acquire 30,000 shares of common stock at $0.38 per share to six employees/consultants. Of the 30,000 options, 50% vest on the first anniversary with the balance vesting on the second anniversary.

The following table summarizes stock option activity:

  Outstanding, January 1, 2004                           650,000
  Granted                                              1,180,000
  Canceled or expired                                          -
  Exercised                                             (200,000)
                                                       ---------
  Outstanding, December 31, 2004                       1,630,000
                                                       =========
  Exercisable at December 31, 2004                       650,000
                                                       =========
  Weighted-average grant-date fair value of
    options, granted during the year                   $    0.43
                                                       =========
Weighted-average remaining, years of contractual life       9.10
                                                       =========

Warrants:
During 2004, Advanced ID issued warrants to acquire 122,500 shares of Advanced ID common stock at $1.00 per share in conjunction with a private placement to raise $250,000 among four investors. The warrants expire on January 12, 2007.

During 2003, Advanced ID issued warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share in conjunction with a $50,000 note payable. The warrants expire on April 28, 2006. The note was discounted by $37,641, which is the fair value on the date issued. The fair value was calculated using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 100%, risk-free interest rate of 4.0%, and expected lives of 2 years.

On May 21, 2002, Advanced ID entered into a consulting agreement with a member of the board of directors related to the development of various RFID products of Advanced ID. Included in the agreement was a warrant to purchase 320,000 shares of Advanced ID common stock at $0.10 per share. The options vest immediately and the right to purchase these shares expire June 2004. The fair value of the option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield and expected volatility of 0.001%; risk-free interest rate of 4.0%, and an expected life of 2 years. No compensation cost was recognized related to these options because the fair value calculated was $0. On October 17, 2003, the warrants were exercised and Advanced ID received proceeds totaling $32,000.

As of December 31, 2004, Advanced ID had the 372,500 warrants noted above outstanding of which 250,000 warrants expire April 28, 2006 and 122,500 warrants expire on January 12, 2007.

NOTE 6 - RELATED PARTY TRANSACTIONS
Advances from related parties included an unsecured advance from Barry Bennett, Advanced ID's president and director, totaling approximately $7,138. The funds were advanced to Advanced ID on September 26, 2001 for an undefined term at an interest rate of 10% per annum. On March 16, 2004, the principal plus accrued interest was paid in full to Mr. Bennett.

On April 28, 2003, Advanced ID signed a convertible debenture agreement with a Director. The lender provided a loan for $100,000, with $50,000 received upon execution and the balance to be received upon satisfaction of specific conditions. At December 31, 2004, Advanced ID had received $50,000 under the agreement. The outstanding note is due on April 28, 2006 and bears interest at 10% per annum. The note is convertible into common stock at $0.25 per share, the fair value on the date of the note. In addition, Advanced ID issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. The warrants expire on April 28, 2006. The note was discounted by $37,641, which is the fair value assigned to the warrants. The discount is being amortized over the term of loan. During the twelve months ended December 31, 2004 and 2003, Advanced ID recorded $12,552 and $8,368, respectively, of interest expense related to the discount on the note. The net balance of the note at December 31, 2004 was $46,268.

In addition to being a director of Advanced ID, Mr. Kazimirski provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. For fiscal 2004, Mr. Kazimirski was paid consulting fees totaling $92,551. For fiscal 2003, Mr. Kazimirski was paid consulting fees totaling $76,930 of which $64,814 was paid in the form of common stock of Advanced ID based on current market prices. This equated to a total of 408,169 shares.

In addition to being a director of Advanced ID, Mr. Meier provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRACT RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. His contract began on May 21, 2002 and expires in three years. For fiscal 2004, Mr. Meier was paid consulting fees totaling $33,867. For fiscal 2003, Mr. Meier was paid consulting fees totaling $42,903 of which $32,000 was paid in the form of common stock of Advanced ID based on current market prices. This equated to a total of 320,000 shares.

On October 9, 2003, 190,000 shares of our Common Stock were issued to one of our Officers as consideration for his agreement to join Advanced ID. Advanced ID recorded $58,900 of expense in 2003 for the issuance of the stock based on the closing price on the date issued.

NOTE 7 - CONCENTRATIONS OF CREDIT RISK
As of December 31, 2004 and 2003, amounts due from Canadian customers which exceeded 10% of trade accounts receivables amounted to an aggregate of $31,727 from two customers and $29,654 from three customers, respectively.

For those customers that accounted for greater than 10% of our total revenues, we had one customer that accounted for 21% of our total revenues in 2004 while four customers accounted for 15%, 15%, 14% and 11%, respectively, of total revenues in 2003.

Two suppliers accounted for 100% of our total purchases of inventory for both 2004 and 2003.

NOTE 8 - SUBSEQUENT EVENTS
In January and February 2005, Advanced ID issued a total of 60,000 shares of our Common Stock to Financial Capital Consultants for consulting services rendered in connection with corporate communications. The shares will be valued based on the average closing bid price during the month in which they were earned.

On January 4, 2005, Advanced ID issued 100,000 options to one of its employees with an exercise price of $0.38, the closing bid price on the date the options were issued. One half of the options will vest on the first anniversary date and the balance will vest on the second anniversary date of issuance.

Prospectus

ADVANCED ID CORPORATION


3,500,000 Units at $0.40 per unit for a total of $1,400,000 in proceeds comprised of
3,500,000 Class "A" common shares and 3,500,000 warrants;
3,500,000 Class "A" common shares underlying the warrants.
      487,500 common shares on behalf of a selling security holder.

April 27, 2005


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until __________________200__, all dealers and selling stockholders that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the registrant.


SEC Registration Fee. . . . . .    $  852.60
Printing and Engraving Expenses       500.00
Legal Fees and Expenses . . . .    18,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                    --------
TOTAL . . . . . . . . . . . . .   $26,852.60
                                    ========

Item 26. Recent Sales of Unregistered Securities

The following information sets forth particular information for all our securities sold for the past three years, without registration under the Securities Act.

(i) Fiscal 2003 Transactions

On April 2, 2003, a total of 850,000 options were issued to the directors which included Hubert Meier, Todd Noble, Seymour Kazimirski and Barry Bennett for services performed as directors.

On April 28, 2003, we entered into a convertible debenture agreement with one of our directors, Che Ki Li, to secure up to $100,000 in capital. As part of this agreement, we issued a total of 250,000 warrants to Mr. Li.

On July 7, 2003, we issued 320,000 shares of our common stock to one of our directors, Hubert Meier, for consulting services rendered in connection with product development and engineering.

On July 16, 2003, we issued 265,053 shares of our common stock to one of our directors, Seymour Kazimirski, for consulting services rendered in connection with the development of sales and distribution channels.

On August 22, 2003, we issued 44,099 shares of our common stock to one of our directors, Seymour Kazimirski, for consulting services rendered in connection with the development of sales and distribution channels.

On October 9, 2003, we issued 190,000 shares of our common stock to one of our officers and a director, Todd Noble as consideration for his agreement to join the company in October 2002, the payment of which has been outstanding since this date.

On October 17, 2003, we issued 320,000 shares of our common stock to one of our directors, Hubert Meier, who exercised 320,000 warrants at $0.10 per warrant for total proceeds of $32,000.

On October 20, 2003, we issued 100,000 shares of our common stock to one of our directors, Che Ki Li, who exercised 100,000 options at $0.10 per option for total proceeds of $10,000.

On November 18, 2003, we issued 100,000 shares of our common stock to one of our directors, Seymour Kazimirski, who exercised 100,000 options at $0.10 per option for total proceeds of $10,000.

All of the securities issued in 2003 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to sophisticated investors.

(ii) Fiscal 2004 Transactions

On January 12, 2004, we issued a total of 500,000 shares of our common stock and a total of 122,500 warrants to four investors, Virginia
Brown, David Wagner, Blake Communications, Inc. and Kelly Simon who purchased such shares pursuant to a Section 4(2) subscription agreement.

On January 12, 2004, we issued 25,000 shares of our common stock to FA Ventures Inc. as a finder's fee rendered in connection with the execution of the above noted subscription agreements.

On January 14, 2004, we issued 75,000 shares of our common stock to Lebed & Lara, LLC for consulting services rendered in connection with corporate communications.

On January 20, 2004, as part of an agreement and plan of merger among Advanced ID Corporation, Universal Pet Care, Inc. (UPC) and AIDO Acquisition, Inc., Advanced ID assumed the rights and obligations of a Convertible Debenture Purchase Agreement previously entered into by UPC under a private placement, including gross proceeds raised through the sale of two debentures for $995,500 and $4,500. As part of our assumed obligations, we issued 50,000,000 shares of our common stock to HEM Mutual Assurance LLC pursuant to the Convertible
Debenture Purchase Agreement to satisfy conversion obligations under the debentures. Advanced ID consequently placed 50,000,000 shares of Common Stock into escrow for potential issuance to HEM Mutual Assurance LLC upon conversion of the Debentures. On the following dates we issued shares of our common stock upon notices received from HEM Mutual Assurance LLC to effect conversions of the debentures plus accrued interest: February 4, 2004 - 450,184 shares for $4,501.84; February 12, 2004 - 800,504 shares for $400,252.05; May 11, 2004 - 813,298 shares for $300,920.54; May 24, 2004 - 600,002 shares for $175,980.61; and
June 29, 2004 - 411,353 shares for $120,649.84.  Effective June 29,
2004, the $995,500 debenture and the $4,500 debenture, plus accrued interest, had been fully converted thereby terminating this Debenture Agreement. A total of 3,075,341 common shares were issued to pay back both debentures. The remaining 46,924,659 shares held in escrow were returned to Advanced ID's transfer agent and canceled. The 3,075,341 common shares issued to HEM Mutual Assurance LLC were not issued in compliance with Rule 504 of Regulation D, and are not freely tradable.

During March through December 2004, we issued a total of 300,000 shares of our common stock to Financial Capital Consultants for consulting services rendered in connection with financial public relations and business development.

On April 22, 2004, we issued a total of 1,150,000 options to the directors which included Hubert Meier, Che Ki Li, Todd Noble, Seymour Kazimirski and Barry Bennett for services performed as directors.

On April 22, 2004, we issued a total of 50,000 shares of our common stock to the directors which included Hubert Meier, Che Ki Li, Todd Noble, Seymour Kazimirski and Barry Bennett for services performed as directors.

On May 3, 2004, we issued 50,000 shares of our common stock to Seymour Kazimirski who exercised 50,000 of his options at $0.10 per share for total proceeds of $5,000.

On May 18, 2004, we issued a total of 30,000 options to six employees.

On November 5, 2004, we issued 150,000 shares of our common stock to Hubert Meier who exercised 150,000 of his options at $0.10 per share for total proceeds of $15,000.

On December 1, 2004, we issued 230,832 shares of our common stock to Sohan Jeerh to payoff a loan agreement with an outstanding principal balance of $57,708.

Except as noted above, all of the securities issued in 2004 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to sophisticated investors.

(iii) Fiscal 2005 Transactions

In January and February, we issued a total of 60,000 shares of our common stock to Financial Capital Consultants for consulting services rendered in connection with financial public relations and business development.

On January 4, 2005, Advanced ID issued 100,000 options to one of its employees with an exercise price of $0.38, the closing bid price on the date the options were issued. One half of the options will vest on the first anniversary date and the balance will vest on the second anniversary date of issuance.

All of the securities issued in 2005 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to sophisticated investors.

Item 27. Exhibits

INDEX TO EXHIBITS


Exhibit Number and Identification of Exhibit
(a)     Exhibits

(3)     Articles of Incorporation, By-Laws and Stock Option Plan.

      (i)      Articles of Incorporation. 1
      (ii)     By-Laws. 1
      (iii)    Stock Option and Incentive Plan revised December 16,
2004. 7
      (iv)     Instruments defining common stock warrants. 6
(5)     Consent and opinion of Jody M. Walker, Attorney At Law. 3
(10)    Material Contracts.
(i)      Employment Agreement with Barry Bennett dated
                  January 1, 2004. 2
(ii)     Employment Agreement with Todd Noble dated
  January 1, 2004. 2
       (iii)    Agreement and Plan of Merger between AIDO Acquisition,
                  Inc., Advanced ID and Universal Pet Care, Inc. 4
       (iv)     Authorized Distributor Agreement with Trace Australia
                  Pty Ltd. 5
       (v)      Consultant Agreement with Hubert Meier Consultancy Co.
                  dated May 21, 2002. 5
       (vi) Convertible Debenture Purchase Agreement between Universal Pet Care, Inc. and HEM Mutual Assurance LLC. 4
       (vii) $995,500 1% Convertible Debenture due January 20, 2009, originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20, 2004.4
          (viii) $4,500 1% Convertible Debenture due January 20, 2009, originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20, 2004.4
       (ix) Strategic Partnership Agreement with Applied Wireless Identifications Group, Inc. 6
          (x)      Strategic Partnership Agreement with KSW Microtec
AG. 6
          (xi)     Strategic Partnership Agreement with Guide-Trend
Co., Ltd. 6
          (xii)    Consulting Agreement with Gottfried Auer dated April
15, 2003.7

(11)    Statement of Computation of Per Share Earnings
         This Computation appears in the Financial Statements.

(21)    Subsidiaries of the Registrant.
        (i) AVID Canada Corporation, an Alberta private company incorporated on November 26, 1993 is wholly owned by the registrant.

        (ii) Universal Pet Care, Inc., a Hawaii private company incorporated on August 25, 1994 is wholly owned by the registrant.

 (23)   Consent of Certified Public Accountant. 7

1  Filed previously on Form 10-KSB filed April 28, 1999.
2  Filed previously on Form 10-QSB filed May 13, 2004.
3  Filed previously on Form SB-2 filed June 22, 2004.
4  Filed previously on Form 8-K filed February 10, 2004.
5  Filed previously on Form SB-2 amendment 1 filed September 14, 2004.
6. Filed previously on Form SB-2 amendment 2 filed December 1, 2004.
7. Filed previously on Form SB-2 amendment 4 filed April 7, 2005.


Item 28. Undertakings

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta on the 27th day of April 2005.

Advanced ID Corporation

By: /s/ Barry Bennett
Barry Bennett, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


Advanced ID Corporation
(Registrant)

By: /s/ Barry Bennett                            Dated: April 27, 2005
Barry Bennett
Director, Chief Executive Officer and President
(As a duly authorized officer on behalf of the Registrant and as
Principal Executive Officer)


By: /s/ Todd Noble                               Dated: April 27, 2005
Todd D. Noble
Chief Financial Officer and Secretary
(As a duly authorized officer on behalf of the Registrant and as
Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:      /s/ Barry Bennett         By:    /s/ Seymour Kazimirski
         Barry Bennett, Director          Seymour Kazimirski, Director
         April 27, 2005                    April 27, 2005


By:      /s/ Che Ki Li             By:    /s/ Hubert Meier
         Che Ki Li, Director              Hubert Meier, Director
         April 27, 2005                    April 27, 2005


By:      /s/ Todd Noble
         Todd Noble, Director
         April 27, 2005





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